Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 8, 2004

by and among

ENCORE MEDICAL CORPORATION,

ENCORE MEDICAL MERGER SUB, INC.,

EMPI, INC.

and

MPI HOLDINGS, LLC

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Schedules

Schedule 2.1 — Corporate Organization of the Company.

Schedule 2.2(a) — Subsidiaries

Schedule 2.2(b) — Exceptions to the Subsidiaries Representation

Schedule 2.3(a) — Capitalization of the Company

Schedule 2.3(b) — Capitalization of the Company

Schedule 2.4 — Capitalization of Subsidiaries

Schedule 2.6 — Exceptions to No Conflict Representation

Schedule 2.8 — Financial Statements

Schedule 2.9(a) — Contracts; No Defaults

Schedule 2.9(b) — Exceptions to No Defaults

Schedule 2.10(a) — Intellectual Property

Schedule 2.10(b) — Exceptions to Intellectual Property Representation

Schedule 2.11(a) — Real Property

Schedule 2.11(b) — Exceptions to Real Property Representation

Schedule 2.12 — Exceptions to No Undisclosed Liabilities

Schedule 2.13 — Litigation and Proceedings

Schedule 2.14(a) — Employee Benefit Plan

Schedule 2.14(d) — Exceptions to No Employee Transaction Payments

Schedule 2.14(e) — Employee Termination Payments

Schedule 2.14(f) — Unfunded Liability for Accrued Pension Benefits

Schedule 2.15(a) — Labor Relations

Schedule 2.15(b) — Labor Relations

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Schedule 2.16(a) — Legal Compliance

Schedule 2.16(b) — Legal Compliance

Schedule 2.17 — Environmental Matters

Schedule 2.18(a) —Tax Matters

Schedule 2.18(b) —Tax Matters

Schedule 2.18(c) —Tax Matters

Schedule 2.18(d) —Tax Matters

Schedule 2.18(e) —Tax Matters

Schedule 2.19 — Governmental Authorities; Consents

Schedule 2.20(a) — Licenses, Permits and Authorizations

Schedule 2.20(b) — Exceptions to Licenses, Permits and Authorizations Representation

Schedule 2.21(a) — Insurance

Schedule 2.21(b) — Self-Insurance Arrangements

Schedule 2.21(c) — Insurance

Schedule 2.22 — Brokers’ Fees

Schedule 2.24 — Absence of Certain Changes and Events

Schedule 2.26 — Related Persons

Schedule 3.3 — Exceptions to Acquiror No Conflict Representation

Schedule 3.4 — Litigation and Proceedings (Acquiror)

Schedule 3.5 — Governmental Authorities; Consents (Acquiror)

Schedule 3.7 — Brokers’ Fees (Acquiror)

Schedule 3.9 — Capitalization of Acquiror)

Schedule 3.10 — Financial Statements (Acquiror)

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Schedule 3.11 — Exceptions to No Undisclosed Liabilities (Acquiror)

Schedule 4.1 — Conduct of Business

Annexes

Annex A-1 — Articles and Plan of Merger

Annex A-2 — Certificate of Merger

Annex B — Voting Agreement

Annex C-1 — Adjustment Escrow Agreement

Annex C-2 — Summary of Terms of Indemnification Escrow Agreement

Annex D — Form of Lock-Up Agreement

Annex E — Form of Company Principal Shareholder Release

Annex F — Acquiror Commitment Letter

Annex G-1 — Form of Opinion of Counsel to the Company

Annex G-2 — Form of Opinion of Counsel to Acquiror and Merger Sub

Annex H — Summary of Terms of Investor Rights Agreement

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”), dated as of August 8, 2004, is entered into by and among Encore Medical Corporation, a Delaware corporation (“Acquiror”), Encore Medical Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Empi, Inc., a Minnesota corporation (the “Company”), MPI Holdings, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative (as defined below) hereunder, and the Company Principal Shareholders (as defined below), solely for the purpose of making the representations and warranties set forth in Section 14.15.

PLAN OF MERGER

     A. Acquiror, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. This merger (the “Merger”) will be consummated in accordance with this Agreement and evidenced by Articles of Merger to be executed by Merger Sub and the Company in substantially the form of Annex A-1 hereto (the “Articles of Merger”) and a certificate of merger to be executed by the Company in substantially the form of Annex A-2 hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

     B. Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the “Surviving Corporation”), shall continue its corporate existence under the Minnesota Business Corporation Act, Chapter

302A of the Minnesota Statutes (the “MBCA”), as a wholly owned Subsidiary (as defined below) of Acquiror.

     C. The Merger shall have the effects set forth in Section 302A.641 of the MBCA and Section 259 of the Delaware General Corporation Law, as amended (the “DGCL”).

     D. At the Effective Time of the Merger, the articles of incorporation and by-laws of Company shall be the articles of incorporation and by-laws of the Surviving Corporation, until thereafter amended as provided therein and under the MBCA, and the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation.

     E. Concurrently with the execution of this Agreement, Acquiror and the Company Principal Shareholders, who hold, in the aggregate, a number of shares of Company Common Stock entitling the Company Principal Shareholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, are entering into that certain voting agreement, a copy of which is attached hereto as Annex B, pursuant to which each of the Company Principal Shareholders agrees to vote all shares of the Company Common Stock held by such Company Principal Shareholder in favor of approval and adoption of this Agreement and the transactions contemplated hereby. “Company Principal Shareholders” shall mean GE Capital Equity Investments, Inc., MPI Holdings, L.L.C., H. Philip Vierling and Patrick D. Spangler.

     F. For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of Company Common Stock and Options.

     G. Certain capitalized terms used herein have the meanings ascribed to such terms in Article X hereof.

AGREEMENT

     In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I.
THE MERGER

     Section 1.1. Conversion of Company Shares and Options.

          (a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any Option:

               (i) each share (a “Common Share”) of Company Common Stock that is then issued and outstanding (other than shares of Company Common Stock held by Persons who object to the Merger and comply with the provisions of the MBCA concerning the rights of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (“Dissenting Shareholders”), which shares of Dissenting Shareholders will not constitute “Common Shares” hereunder and shall hereafter be referred to as “Dissenting Shares”) and each unexercised option to purchase Common Shares that is outstanding and, immediately prior to the Effective Time of the Merger, fully vested (such options being referred to as the “Options”) shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 1.1(d) hereof.

          (b) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of Company Common Stock.

          (c) Subject to the adjustments set forth in Sections 1.4 and 1.5 hereof, the “Merger Consideration” shall consist of (i) (A) Three Hundred and Twenty-Five Million Dollars ($325,000,000) in cash, less (B) the Estimated Closing Date Funded Debt, plus (C) the Estimated Closing Date Cash and Cash Equivalents, less (D) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 1.6 hereof (the “Cash Portion of the Merger Consideration”); and (ii) eight million (8,000,000) shares of Acquiror Common Stock (the “Stock Portion of the Merger Consideration”), which Acquiror Common Stock shall not have been registered with the SEC as of the Effective Time of the Merger; provided, however, that the number of shares of Acquiror Common Stock comprising the Stock Portion of the Merger Consideration shall be proportionately adjusted in the event of any stock split, subdivision, stock dividend or recapitalization in respect of the Acquiror Common Stock occurring between the date hereof and the Closing Date. No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a written statement setting forth (i) the Company’s good faith estimate of the Closing Date Funded Debt (the “Estimated Closing Date Funded Debt”) and (ii) the Company’s good faith estimate of the Closing Date Cash and Cash Equivalents (the “Estimated Closing Date Cash and Cash Equivalents”).

          (d) The Merger Consideration shall be allocated among the holders of the Common Shares and the Options as set forth below in this Section 1.1(d).

               (i) Cash Portion of Merger Consideration. Each holder of Common Shares shall be entitled to receive, in respect of the Common Shares held by such holder, a portion of the Cash Portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time of the Merger (but not including any Common Shares issuable upon the exercise of any Options held by such holder immediately prior to the Effective Time of the Merger). Each holder of Options shall be entitled to receive, in respect of the Options held by such holder, a portion of the Cash Portion of the Merger Consideration, in respect of the Options held by such holder, equal to (i) the Cash Per Fully-Diluted Common Share, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Options held by such holder immediately prior to the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Options held by such holder immediately prior to the Effective Time of the Merger. For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (i) the sum of (A) the Cash Portion of the Merger Consideration, plus (B) the Aggregate Option Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares. The “Aggregate Fully-Diluted Common Shares” shall be (i) the aggregate number of Common Shares held by all holders immediately prior to the Effective Time of the Merger, plus (ii) the aggregate number of Common Shares issuable upon the exercise in full of all Options held by all holders immediately prior to the Effective Time of the Merger, plus (iii) the aggregate number of Dissenting Shares (if any); and the “Aggregate Option Exercise Price” shall mean the sum of the exercise prices payable upon exercise in full of all Options held by all holders of Options immediately prior to the Effective Time of the Merger.

               (ii) Stock Portion of Merger Consideration. Each holder of Common Shares shall be entitled to receive, in respect of the Common Shares held by such holder, a portion of the Stock Portion of the Merger Consideration equal to (x) the quotient of (A)

the Stock Portion of the Merger Consideration, divided by (B) the Aggregate Fully-Diluted Common Shares, multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time of the Merger (but not including any Common Shares issuable upon the exercise of any Options held by such holder immediately prior to the Effective Time of the Merger). Each holder of Options shall be entitled to receive a portion of the Stock Portion of the Merger Consideration, in respect of the Options held by such holder, equal to (x) the quotient of (A) the Stock Portion of the Merger Consideration, divided by (B) the Aggregate Fully-Diluted Common Shares, multiplied by (y) the aggregate number of Common Shares issuable upon exercise in full of all Options held by such holder immediately prior to the Effective Time of the Merger.

          (e) No Fractional Shares. Notwithstanding any provision hereof to the contrary, no certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Common Shares and Options exchanged pursuant to Section 1.2 hereof who, but for the application of the first sentence of this Section 1.1(e), would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof, cash (without interest) in an amount equal to (i) such fractional share of Acquiror Common Stock, multiplied by (ii) the average closing price for a share of Acquiror’s Common Stock on the NASDAQ Stock Market for the 10 Business Days ending on the Business Day immediately preceding the date hereof, as reported by the Eastern Edition of The Wall Street

Journal, as adjusted for stock splits, stock dividends, stock subdivisions or combinations and the like (such average closing price for each such share, the “Closing Stock Price”).

     Section 1.2. Payment and Exchange of Certificates.

          (a) Immediately prior to the Effective Time of the Merger, Acquiror will pay to an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Acquiror, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Cash Portion of the Merger Consideration, as adjusted in accordance with Section 1.4 hereof and determined prior to giving effect to the adjustments provided for in Section 1.5(c) hereof, minus (ii) the product of (x) the number of Dissenting Shares (if any) and (y) the Cash Per Fully-Diluted Common Share. Additionally, Acquiror will issue and deliver to the Exchange Agent for exchange in accordance with this Section 1.2, through such reasonable procedures as Acquiror and the Holder Representative may agree, certificates for the shares of Acquiror Common Stock representing the Stock Portion of the Merger Consideration. Upon (i) payment by Acquiror to the Exchange Agent of the Funding Amount; (ii) delivery by Acquiror of the Stock Portion of the Merger Consideration to the Escrow Agent; (iii) payment of cash by Acquiror to the Exchange Agent in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.1(e); and (iv) payment by Acquiror to the Holder Representative of the estimated Holder Allocable Expenses pursuant to Section 1.6 hereof, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than (A) Acquiror’s obligation to make payments, if any, required by Section 1.5 hereof and (B) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Shareholders, if any, following the Effective Time of the Merger.

          (b) After the Effective Time of the Merger, each holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) and/or Options, upon surrender of such Certificates to the Exchange Agent (or, in the case of a holder of Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from Acquiror (or from the Exchange Agent on Acquiror’s behalf) in exchange therefor (subject to the provisions of Section 1.5 below) such portion of the Merger Consideration into which such holder’s Common Shares and/or Options shall have been converted as a result of the Merger; provided, however, that any payment and other consideration with respect to Options held by employees of the Company or any of its Subsidiaries shall be reduced by the amount of any Taxes required to be withheld under applicable law with respect to the Merger Consideration received by the holders of Options and amounts so withheld shall be paid by the Exchange Agent to the Surviving Corporation for disbursement to the applicable Governmental Authority; and provided, further, (i) a portion of the Cash Portion of the Merger Consideration otherwise payable to each holder of Common Shares and/or Options equal to the Adjustment Escrow Amount multiplied by such holder’s Applicable Percentage shall be held in escrow in accordance with Section 1.5(d) hereof and the Adjustment Escrow Agreement and (ii) the Acquiror Common Stock issuable to each holder of Common Shares and/or Options as the Stock Portion of the Merger Consideration shall be held in escrow in accordance with Section 1.8 hereof and the Indemnification Escrow Agreement. Pending such surrender and exchange (or, in the case of a holder of Options, upon such delivery of a Holder Acknowledgment), a holder’s Certificate or Certificates for Common Shares and/or a holder’s Holder Acknowledgment with respect to Options shall be deemed for all purposes (other than the exchange contemplated by this Section 1.2) to evidence such holder’s portion of the Merger Consideration into which such Common Shares and/or Options shall have been converted by the Merger.

          (c) Promptly following the date which is one year after the Effective Time of the Merger, Acquiror will instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares) and each holder of Options who has not delivered a Holder Acknowledgement may surrender such Certificate or deliver such Holder Acknowledgment to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror will promptly pay, the aggregate Merger Consideration relating thereto, without any interest thereon.

          (d) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or Acquiror, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I.

     Section 1.3. Effective Time of the Merger; Closing Date. On the Closing Date, Merger Sub and the Company shall cause (i) the Articles of Merger, effective as of the Closing Date, to be executed and filed with the Secretary of State of the State of Minnesota as provided in Section 302A.615 of the MBCA and (ii) the Certificate of Merger, effective as of the Closing Date, to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 and 252 of the DGCL. For purposes of this Agreement, the “Effective Time of the Merger” shall mean the time at which the Articles of Merger have been duly filed in the Office of the Secretary of State of Minnesota or such later time as may be set forth in the Articles of Merger; and the term “Closing Date” shall mean the date that is five (5) Business Days after the date on which all of the conditions set forth in Section 8.1 hereof have been satisfied or waived, or such other date as Acquiror and the Company may mutually agree.

     Section 1.4. Estimated Closing Date Net Working Capital; Estimated Working Capital Adjustment Amount. Within ten (10) Business Days prior to the Closing Date, and in no event less than two (2) Business Days before the Closing Date, the Company shall deliver to Acquiror a certificate signed by the Chief Financial Officer of the Company setting forth a reasonable estimate of the Net Working Capital of the Company and its consolidated Subsidiaries as of the Closing Date (the “Estimated Closing Date Net Working Capital”). If (i) the Estimated Closing Date Net Working Capital minus the Target Net Working Capital Amount (such difference, which may be a positive or negative number, the “Estimated Working Capital Adjustment Amount”) is a positive number, then the Cash Portion of the Merger Consideration and the Funding Amount will be increased by the Estimated Working Capital Adjustment Amount; provided, however, that the amount of such increase shall not exceed $3,000,000, and (ii) if the Estimated Working Capital Adjustment Amount is a negative number, the Merger Consideration and the Funding Amount will be decreased by the absolute value of the Estimated Working Capital Adjustment Amount; provided, however, that the Cash Portion of the Merger Consideration and the Funding Amount shall not be decreased by more than $5,000,000 (the “Initial Cash Reduction”) and, if the Estimated Working Capital Adjustment is negative, any excess of the absolute value of the Estimated Working Capital Adjustment Amount over $5,000,000 shall reduce the number of shares of Acquiror Common Stock constituting the Stock

Portion of the Merger Consideration by the number of such shares equal to such excess divided by the Closing Stock Price.

     Section 1.5. Adjustments to Merger Consideration.

          (a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, the Holder Representative shall prepare and deliver to Acquiror (i) an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Closing (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital of the Company and its consolidated Subsidiaries as set forth on the Closing Balance Sheet (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate principal amount of all Funded Debt of the Company and its consolidated Subsidiaries, if any, as of the Closing Date as set forth on the Closing Balance Sheet (the “Closing Date Funded Debt”) and (iv) a calculation of the Cash and Cash Equivalents as of the Closing Date as set forth on the Closing Balance Sheet (the “Closing Date Cash and Cash Equivalents”). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistent with the preparation of the historical consolidated financial statements of the Company and its consolidated Subsidiaries and shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Interim Balance Sheet and shall fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the Closing. Following the Closing, Acquiror shall provide the Holder Representative and its representatives access to the records and employees of the Surviving Corporation and its Subsidiaries to the extent necessary for the preparation of the Closing Balance Sheet and shall cooperate and cause the Surviving Corporation and its Subsidiaries and the employees of the

Surviving Corporation and its Subsidiaries to cooperate with the Holder Representative, the accounting firm selected by the Holder Representative to audit the Closing Balance Sheet (the “Closing Balance Sheet Auditing Firm”) and their representatives in connection with its preparation and audit of the Closing Balance Sheet, which cooperation shall include executing and delivery to the Closing Balance Sheet Auditing Firm such management representation letters and engagement letters as may be requested by the Closing Balance Sheet Auditing Firm and taking all such reasonable actions necessary to permit completion of the audit of the Closing Balance Sheet. “Net Working Capital” as of any date shall mean (i) the consolidated current assets (excluding Cash and Cash Equivalents) of the Company and its consolidated Subsidiaries as of such date, minus (ii) the consolidated current liabilities (other than the current portion of Funded Debt) of the Company and its consolidated Subsidiaries as of such date, in each case determined in accordance with GAAP applied in a manner consistent with the manner applied in the preparation of the historical financial statements of the Company and its consolidated Subsidiaries and prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Interim Balance Sheet. Notwithstanding anything to the contrary in this Agreement, for the purpose of determining the Estimated Closing Date Net Working Capital and Closing Date Net Working Capital, the consolidated current assets of the Company and its consolidated Subsidiaries shall not reflect the value of the income tax deductions and other tax benefits of the Company and such Subsidiaries resulting from or arising in connection with (i) the vesting, conversion, cancellation and/or exercise of all Options pursuant to the terms hereof or as a result of the consummation of the transactions contemplated hereby, (ii) any cash bonuses that are paid or payable by the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby (which shall include the payments to holders of Options referenced to on Schedule 4.1 hereof), (iii) any fees and expenses payable by the Company or its consolidated Subsidiaries in connection with or related to the consummation of the transactions contemplated hereby, including, without limitation, counsel fees and disbursements and fees and expenses paid to JP Morgan Securities, Inc. or its Affiliates, (iv) deferred financing costs related to the indebtedness of the Company and its Subsidiaries, and (v) fees and expenses incurred by the Company related to or in connection with its proposed initial public offering (including, without limitation, legal fees and expenses, road show and printing expenses and payments made to underwriters) (collectively, the “Closing Tax Benefits”).

          (b) If Acquiror shall disagree with the calculation of Closing Date Net Working Capital, the Closing Date Funded Debt or the Closing Date Cash and Cash Equivalents, or with the conclusions reached by the calculation of such figures, it shall notify the Holder Representative of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and such calculations; provided, however, that any such objection shall be limited to any failure on the part of the Holder Representative to prepare the Closing Balance Sheet, or to determine the Closing Date Net Working Capital, the Closing Date Funded Debt or the Closing Date Cash and Cash Equivalents, in accordance with the standards set forth in this Section 1.5. In the event that Acquiror does not provide such a notice of disagreement within such thirty (30) day period, Acquiror shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents, delivered by the Holder Representative, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) from the date of delivery of such notice of disagreement to resolve any disagreements with respect to the calculation of Closing Date Net Working Capital, the Closing Date Funded Debt or the Closing Date Cash and Cash Equivalents. If, at the end of such period, they are unable to resolve such disagreements, then Deloitte & Touche USA LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Funded Debt or the Closing Date Cash and Cash Equivalents requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Acquiror and one-half by the Holder Representative as a Holder Allocable Expense pursuant to Section 1.6 hereof. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, the Closing Date Funded Debt and the Closing Date Cash and Cash Equivalents are finally determined in accordance with this Section 1.5(b) is hereinafter referred to as the “Determination Date.”

          (c) The “Adjustment Amount,” which may be a positive or negative number, shall mean the sum of (i) the Net Working Capital True-Up Amount, (ii) the Estimated Closing Date Funded Debt minus the Closing Date Funded Debt and (iii) the Closing Date Cash and Cash Equivalents minus the Estimated Closing Date Cash and Cash Equivalents. If the Adjustment

Amount is a positive number, then the Cash Portion of the Merger Consideration will be increased by the absolute value of the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration will be decreased by the absolute value of the Adjustment Amount. “Net Working Capital True-Up Amount”, which may be a positive or negative number, means the Closing Date Net Working Capital minus the Estimated Closing Date Net Working Capital; provided, however, that, (i) if the Net Working Capital True-Up Amount is a positive number and the Estimated Working Capital Adjustment Amount is a positive number or zero, the Net Working Capital True-Up Amount will not exceed the excess of $3,000,000 over the Estimated Working Capital Adjustment Amount, (ii) if the Net Working Capital True-Up Amount is a positive number and the Estimated Working Capital Adjustment Amount is a negative number, the Net Working Capital True-Up Amount will not exceed the sum of (x) the excess of the Target Net Working Capital Amount over the Estimated Net Working Capital and (y) $3,000,000, and (iii) if the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital Amount by more than $3,000,000 and the Closing Date Net Working Capital is less than the sum of the Target Net Working Capital Amount and $3,000,000, the Net Working Capital True-Up Amount will equal (x) the Closing Date Net Working Capital, less (y) the sum of the Target Net Working Capital Amount and $3,000,000.

          (d) Notwithstanding the foregoing provisions of this Article I, on the Closing Date, $5,000,000 of the Cash Portion of the Merger Consideration (the “Adjustment Escrow Amount”) shall be paid by Acquiror to an escrow agent to be selected by the agreement of Acquiror and the Company prior to Closing (the “Escrow Agent”), to be held in escrow pending determination of the Adjustment Amount. The Adjustment Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Annex C-1 (the “Adjustment Escrow Agreement”). Upon final determination of the Adjustment Amount in accordance with Sections 1.5(b) and (c) hereof, each of Acquiror and Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Amount as set forth in this Section 1.5(d). If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to the holders of the Common Shares and Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages) the Adjustment Escrow Amount, together with any interest earned thereon, and (ii) Acquiror shall pay to the holders of Common Shares and Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages) an amount in cash equal to the Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the prime rate as published in the Eastern Edition of The Wall Street Journal on the Closing Date. If the Adjustment Amount is a negative number and the Estimated Working Capital Adjustment Amount is not a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to Acquiror out of the Adjustment Escrow Amount an amount equal to the lesser of (x) the absolute value of the Adjustment Amount, together with interest earned thereon, and (y) the Adjustment Escrow Amount, together with any interest earned thereon, (ii) if the absolute value of the Adjustment Amount exceeds the Adjustment Escrow Amount, the Escrow Agent shall deliver to Acquiror from the Indemnification Escrow Amount a number of shares of Acquiror Common Stock equal to the amount of such excess, divided by the Closing Stock Price and (iii) if the absolute value of the Adjustment Amount is less than the Adjustment Escrow Amount, the

Escrow Agent shall pay to the holders of the Common Shares and/or Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages) the balance of the Adjustment Escrow Amount, together with any interest earned thereon. If the Adjustment Amount is a negative number and the Estimated Working Capital Adjustment is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to Acquiror out of the Adjustment Escrow Amount, the lesser of (x) the absolute value of the Adjustment Amount, together with interest earned thereon, and (y) the Negative Cash Cap, together with interest earned thereon, and (z) the Adjustment Escrow Amount, together with interest earned thereon, (ii) if the absolute value of the Adjustment Amount exceeds the amount paid to Acquiror from the Adjustment Escrow Amount in clause (i) above, the Escrow Agent shall deliver to Acquiror from the Indemnification Escrow Amount a number of shares of Acquiror Common Stock equal to the amount of such excess, divided by the Closing Stock Price and (iii) if less than 100% of the Adjustment Escrow Amount is paid to Acquiror pursuant to clause (i) above, the Escrow Agent shall pay to the holders of Common Shares and/or Options entitled to receive the Merger Consideration (pro rata in accordance with their Applicable Percentages) the balance of the Adjustment Escrow Amount, together with any interest earned thereon. “Negative Cash Cap” means the excess of (x) the lesser of the absolute value of the Adjustment Amount and $5,000,000 over (y) the absolute value of the Estimated Working Capital Adjustment Amount; provided that, if the foregoing formula would yield a negative number, the Negative Cash Cap shall be zero. In no event shall the Holder Representative or any holder of Company Common Stock and/or Options have any liability under this Section 1.5 in excess of (i) such holders allocable share of the Adjustment Escrow Amount and (ii) such holder’s allocable share of any shares of Acquiror

Common Stock distributed from the Indemnification Escrow Amount pursuant to this Section 1.5(d). Notwithstanding the foregoing, any distributions to the holders of Options pursuant to this Section 1.5(d) shall be net of any amount of taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Surviving Corporation for payment by the Surviving Corporation to the applicable Governmental Authority as required by law. In no event shall Acquiror be entitled to any payment or other amount pursuant to this Section 1.5(d) other than (i) payments from the Adjustment Escrow Amount and (ii) the receipt of shares of Acquiror Common Stock from the Indemnification Escrow Amount but only to the extent provided above in this Section 1.5(d).

          (e) The parties anticipate that as a result of the Closing Tax Benefits, the Company and its Subsidiaries will be entitled to seek a refund of income and franchise Taxes paid for the short taxable year ending on the Closing Date, and in addition will have a net operating loss for such taxable year. Following Closing, Acquiror shall cause the Company and its Subsidiaries to file claims for refunds of prior income Taxes paid as set forth in Section 12.2(a), and shall pay to the Holder Representative as additional Merger Ponsideration (for distribution by the Holder Representative to the holders of Common Shares and Options on a pro rata basis in accordance with their Applicable Percentages) an amount equal to the lesser of (i) $6,000,000 and (ii) the full amount of any such refunds (together with any interest paid by any Taxing authority on Taxes refunded) received following Closing from time to time, within three (3) business days of receipt of any such refunds.

     Section 1.6. Holder Allocable Expenses. On or prior to the Closing Date, the Holder Representative will provide to Acquiror an estimate (which estimate may include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable

Expenses that are not then known and determinable) of the following fees and expenses that may be incurred by the Holder Representative on behalf of the Company and the holders of the Common Shares and/or Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (i) the fees and disbursements of special outside counsel to the Company and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Holder Representative in connection with the Merger, including but not limited to those of JP Morgan Securities, Inc., (iii) if necessary, one-half of the fees and expenses of the Auditor, (iv) the expenses of the Holder Representative incurred in such capacity, (v) the fees and expenses which Holder Representative is responsible under the Adjustment Escrow Agreement and the Indemnification Escrow Agreement, and (vi) the fees and disbursements of the Closing Balance Sheet Auditing Firm and any other expenses relating to the preparation of the Closing Balance Sheet (collectively, the “Holder Allocable Expenses”). In no event will Acquiror, the Surviving Corporation or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror under this Section 1.6. Immediately prior to the Effective Time of the Merger and concurrently with the payment to the Exchange Agent of the Funding Amount in accordance with Section 1.2(a) hereof, Acquiror shall pay to the Holder Representative by wire transfer of immediately available funds an amount equal to the Holder Allocable Expenses.

     Section 1.7. Dissenting Shares. Notwithstanding the foregoing provisions of this Article I, Dissenting Shareholders who promptly exercise and perfect appraisal rights for Dissenting Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA shall not have such Dissenting Shares converted into a right to receive the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 302A.473 of the MBCA; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the MBCA, the right of such holder to such appraisal of such holder’s shares of Company Common Stock shall cease and such shares shall be deemed to constitute “Common Shares” for all purposes hereunder and shall be converted as of the Effective Time of the Merger into the right to receive the Merger Consideration as provided in this Article I. The Company shall give Acquiror (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 302A.473 of the MBCA and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under the MBCA. The Company shall not, except with the prior written consent of Acquiror or as otherwise required by law, voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares or offer to settle, or settle, any such demands.

     Section 1.8. Indemnification Escrow. Notwithstanding the foregoing provisions of this Article I to the contrary, on the Closing Date, the Stock Portion of the Merger Consideration (the “Indemnification Escrow Amount”) shall be delivered by Acquiror to the Escrow Agent, to be held in escrow (i) as security for the indemnification obligations in favor of Acquiror under Article XIII pursuant to the provisions of an escrow agreement (the “Indemnification Escrow Agreement”) to be entered into by and among Acquiror, the Holder Representative and the Escrow Agent in a form to be agreed upon between the date hereof and the Closing Date by Acquiror, the Company and the Escrow Agent, which form of agreement shall reflect the terms summarized on Annex C-2 attached hereto, and (ii) to provide security for amount payable to the

Acquiror pursuant to Section 1.5(d) hereof but only to the extent provided in Section 1.5(d). At any time during the Escrow Period, the Holder Representative may elect to remove any of the shares of Acquiror Common Stock from such escrow and replace each such removed share with cash in an amount equal to the Closing Stock Price for such share. Within five (5) Business Days of the date that is the first anniversary of the Closing Date (the “Escrow Termination Date”), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the balance of the Indemnification Escrow Amount (less the aggregate amount of all claims for indemnification asserted in writing by the Purchaser Indemnitees prior to the Escrow Termination Date pursuant to Article XIII hereof to the extent not paid or satisfied prior to the Escrow Termination Date) to the holders of the Common Shares and Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages), together with any earnings thereon pursuant to the Indemnification Escrow Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror and Merger Sub as follows:

     Section 2.1. Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the articles of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete. Except as set forth in Schedule 2.1, the Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

     Section 2.2. Subsidiaries. Set forth on Schedule 2.2(a) is a complete and accurate list of each Subsidiary of the Company. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each Subsidiary of the Company previously made available by the Company to Acquiror are true, correct and complete. Except as set forth in Schedule 2.2(b), each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

     Section 2.3. Capitalization of the Company.

          (a) The authorized capital stock of the Company consists solely of (i) 20,000,000 Common Shares, $0.01 par value per share (“Company Common Stock”), of which 6,191,180 are issued and outstanding as of the date hereof, and (ii) 5,000,000 undesignated shares, $0.01 par value per share, of which no shares have been previously designated as or issued as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the Securities Act. Schedule 2.3(a) contains a true and correct copy of the complete list of record holders of Company Common Stock, including their current addresses and the number of such shares held by each.

          (b) Except as set forth on Schedule 2.3(b), the Company has not granted any outstanding options (whether vested or unvested), warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or other capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares or for the repurchase or redemption of shares of Company Common Stock or other capital stock of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale under the Securities Act or any other federal or state securities law or to include in any registration of its capital stock shares held by others, or to redeem or otherwise acquire any of its capital stock.

     Section 2.4. Capitalization of Subsidiaries. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.4, the Company owns of record and beneficially, directly or indirectly, all the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens other than Permitted Liens. There are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock or other equity interests of any Subsidiary of the Company, any other commitments or agreements providing for the issuance of additional shares or other equity interests, the sale of treasury shares, or for the repurchase or redemption of shares of capital stock or other equity interests of any Subsidiary of the Company, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or any of its other equity interests.

     Section 2.5. Due Authorization.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and, except for the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company in accordance with the MBCA, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the adoption and approval of this Agreement and the transactions contemplated hereby in accordance with the MBCA by the shareholders of the Company and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

          (b) The affirmative vote of the holders of a majority of the Company Common Shares outstanding on the record date of such vote is the only vote of the holders of any class or series of the capital stock of the Company necessary (under applicable law or otherwise) to approve this Agreement and the Merger.

     Section 2.6. No Conflict. Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not:

          (a) violate any provision of, or result in the breach of, any applicable law, rule or regulation of any Governmental Authority, the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, or any Company Material Contract, or of any order, judgment or decree applicable to any of them;

          (b) terminate or result in the termination of any such Company Material Contract;

          (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event, which after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien; or

          (d) contravene in any material respect, conflict in any material respect with or result in a material violation or revocation of any required material license, permit or approval from any governmental body, or give any governmental body the right to withdraw, revoke, suspend, cancel, terminate or modify any governmental authorization that is held by Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the material assets owned or used by, Company or any of its Subsidiaries.

     Section 2.7. Books and Records. The stock record books, books of account and minute books of the Company, all of which have been made available to Acquiror, are complete and correct and have been maintained in accordance with sound business practices, except as would not have a Material Adverse Effect. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and its Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

The Company has appropriate internal controls to ensure that all corporate transactions are properly authorized and recorded and to protect against fraud or inaccuracy in financial reporting, except as would not have a Material Adverse Effect.

     Section 2.8. Financial Statements. Attached as Schedule 2.8 hereto are (a) the audited consolidated balance sheets and statements of income, cash flows and shareholders’ equity of the Company and its consolidated Subsidiaries as of, and for the periods ended, December 31, 2003, 2002 and 2001, together with the auditor’s report thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2004 (the “Interim Balance Sheet”) and the unaudited consolidated statement of income of the Company and its consolidated Subsidiaries for the six-month period ended June 30, 2004 (together with the Interim Balance Sheet, the “Interim Financial Statements”), all of which (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the Audited Financial Statements, as otherwise stated in the footnotes or the audit opinion related thereto, copies of which are included in Schedule 2.8), and (ii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries at the dates stated in such financial statements and the results of operations of the Company and its consolidated Subsidiaries for the periods stated therein (subject, in the case of the Interim Financial Statements, with respect to clauses (i) and (ii), to year-end adjustments and the absence of footnotes).

     Section 2.9. Contracts; No Defaults.

          (a) Schedule 2.9(a) contains a listing of all Contracts described in clauses (i)-(viii) below to which, as of the date hereof, the Company or any of its Subsidiaries is a party or by which any of their material assets may be bound (the “Company Material Contracts”). True, correct and complete copies of Contracts referred to in clauses (i)-(viii) below have been delivered to or made available to Acquiror or its agents or representatives.

               (i) Each Contract which involves performance of services by the Company or any of its Subsidiaries of an amount or value in excess of $250,000;

               (ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit or financing in excess of $50,000;

               (iii) Each Contract not in the ordinary course of business involving expenditures or receipts of the Company or any of its Subsidiaries in excess of $250,000;

               (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal (both tangible and intangible) property and involving aggregate payments in excess of $150,000;

               (v) Each license agreement with respect to Intellectual Property (as defined in Section 2.10) providing for the payment of royalties in any year in excess of $25,000 (excluding licenses by the Company or any of its Subsidiaries of any “off the shelf” software products);

               (vi) Each joint venture Contract, partnership agreement, or limited liability company agreement;

               (vii) Each Contract containing covenants that in any way expressly purport to restrict the business activity of the Company or any of its Subsidiaries or expressly limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person; and

               (viii) Each Contract requiring capital expenditures after the date hereof in an amount in excess of $250,000.

          (b) Except as set forth on Schedule 2.9(b) and except as would not reasonably be expected to have a Material Adverse Effect, all the Company Material Contracts, as of the date hereof (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or its Subsidiary party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 2.9(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under such Company Material Contracts by the Company or its Subsidiary party thereto or, to the knowledge of the Company, any other party thereto, except where the occurrence of such event or existence of any such condition would not reasonably be expected to have a Material Adverse Effect.

     Section 2.10. Intellectual Property.

          (a) Schedule 2.10(a) lists each patent, registered trademark, registered service mark, registered trade name or registered copyright, and applications for any of the foregoing (collectively “Registered Intellectual Property”), held by the Company and its Subsidiaries as of the date hereof. Except as set forth on Schedule 2.10(b), (i) the Company or one of its Subsidiaries has good title to each item of Registered Intellectual Property owned by it, free and clear of any Lien other than Permitted Liens and (ii) the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all items of

Registered Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted.

          (b) The term “Intellectual Property” means the following:

               (i) the name EMPI, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

               (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); and

               (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.

          (c) Patents.

               (i) The Company or one of its Subsidiaries is the owner of all right, title, and interest in and to each of the Patents listed on Schedule 2.10(a), free and clear of all Liens other than Permitted Liens.

               (ii) All of the issued Patents listed on Schedule 2.10(a) are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are, to the knowledge of the Company, valid and enforceable.

               (iii) No Patent listed on Schedule 2.10(a) is currently involved in any interference, reissue, reexamination or opposition proceeding. Neither the Company nor any of its Subsidiaries has filed with the United State Patent and Trademark Office any currently pending objection to any patent application filed by any Person.

               (iv) To the Company’s knowledge, no Patent listed on Schedule 2.10(a) is infringed or has been challenged or threatened. To the Company’s knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company or any of its Subsidiaries infringes any patent or other proprietary right of any other Person.

          (d) Marks.

               (i) The Company or one of its Subsidiaries is the owner of all right, title, and interest in and to each of the Marks listed on Schedule 2.10(a), free and clear of all Liens other than Permitted Liens.

               (ii) All Marks listed on Schedule 2.10(a) are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and, to the knowledge of the Company, are valid and enforceable.

               (iii) No Mark listed on Schedule 2.10(a) is currently involved in any opposition, invalidation or cancellation proceeding and, to the Company’s knowledge, no such action is threatened with the respect to any of the Marks listed on Schedule 2.10(a).

               (iv) To the knowledge of the Company, no Mark listed on Schedule 2.10(a) is infringed or has been challenged or threatened. To the knowledge of the

Company, none of the Marks listed on Schedule 2.10(a) used by the Company or any of its Subsidiaries infringes any trade name, trademark, or service mark of any third party.

          (e) Copyrights.

               (i) All the Copyrights listed on Schedule 2.10(a) are currently in compliance with formal legal requirements, and, to the knowledge of the Company, are valid and enforceable.

               (ii) To the knowledge of the Company, no Copyright is infringed or has been challenged or threatened. To the knowledge of the Company, none of the subject matter of any of the Copyrights listed on Schedule 2.10(a) infringes any copyright of any third party or is a derivative work based on the work of a third party.

     Section 2.11. Real Property.

          (a) Schedule 2.11(a) lists all Owned Real Property and Leased Real Property, or other interests therein owned by Company or any Subsidiary. Except as disclosed on Schedule 2.11(b), the Company or one of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its Owned Real Property and Leased Real Property, free and clear of all Liens, subject only to any (i) Permitted Liens and (ii) Liens constituting a lease, sublease or occupancy agreement that gives any third party the right to occupy any portion of the Owned Real Property or Leased Real Property. The Company or one of its Subsidiaries own all the properties and assets (other than the Owned Real Property and Leased Real Property), personal or mixed and whether tangible or intangible reflected as owned on the Interim Balance Sheet (other than properties and assets conveyed or disposed of since the date of the Interim Balance Sheet) free and clear of all Liens other than Permitted Liens.

          (b) Except as set forth on Schedule 2.11(b), to the knowledge of the Company, the material buildings, plants, structures and equipment owned by the Company or any of its Subsidiaries are, taken as a whole, in good operating condition and repair (normal wear and tear excepted), except as would not reasonably be expected to have a Material Adverse Effect.

     Section 2.12. No Undisclosed Liabilities. Except as set forth in Schedule 2.12, as of the date hereof, neither the Company nor any of its Subsidiaries has liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) of the type required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP except for (a) liabilities or obligations reflected or reserved against in the Closing Balance Sheet or the Interim Balance Sheet, (b) liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business, (c) liabilities disclosed on the Schedules hereto (including Schedule 2.12) and (d) liabilities arising under this Agreement.

     Section 2.13. Litigation and Proceedings. Except as set forth on Schedule 2.13, as of the date hereof, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of the Company, investigations, before or by any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in which the relief sought includes damages in excess of $50,000 in any individual case or $250,000 in the aggregate or that seeks injunctive relief. Except as set forth on Schedule 2.13, there is no unsatisfied judgment, order or decree requiring payment in excess of $25,000 or any open injunction binding upon the Company or any of its Subsidiaries.

     Section 2.14. Employee Benefit Plans.

          (a) Schedule 2.14(a) sets forth a complete and accurate list of the following (whether oral or in writing) which is or has been sponsored, maintained or contributed to since January 1, 2001 by the Company or any of its Subsidiaries for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company and is otherwise material: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Company Employee Plan”); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation contract, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, severance plan, change of control plan or agreement and each other employee benefit plan, contract, program or practice which is not described in Section 2.14(a)(i) (each, a “Company Benefit Program or Agreement”) (such Company Employee Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the “Company Employee Benefit Plans”).

          (b) True, correct and complete copies of each of the Company Employee Plans and related trusts, insurance policies, annuity contracts or other funding vehicles, if applicable, including all amendments thereto, have been made available to the Acquiror. There has also been made available to the Acquiror, with respect to each Company Employee Plan required to file such report and description, the report filed on Form 5500 for the past three (3) years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all other Company Benefit Programs or Agreements have also been made available to the Acquiror.

          (c) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) none of the Company nor any of its Subsidiaries contributes to, nor has an obligation to contribute to, nor has at any time since January 1, 2001, contributed to or had an obligation to contribute to, a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or to any other plan subject to Title IV of ERISA; (ii) each of the Company Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding such qualified status and has not been amended, operated or administered in a way which would reasonably be expected to adversely affect such qualified status; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (iv) each trust maintained in connection with each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding the tax exempt nature of such trust under Section 501(a) of the Code; (v) no act, omission or transaction has occurred which could result in imposition on the Company and its Subsidiaries of (A) breach of fiduciary duty liability monetary obligations under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA, (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (D) any liability for any reason under Title IV of ERISA, including due to the Company being considered a “single employer” with any other trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA; (vi) there is no matter pending with respect to any of the Company Employee Plans before the IRS, the Department of Labor or the PBGC; (vii) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (viii) none of the Company nor any of its

Subsidiaries have any liabilities or other obligations, whether current or future, under any Company Employee Benefit Plan for post-employment welfare benefits of any nature (other than continuation coverage under the requirements of Section 4980B of the Code and Sections 601-609 of ERISA); (ix) none of the Company nor any of its Subsidiaries nor any present or former director, officer, employee or other agent of the Company or any of its Subsidiaries has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by any of the Company or any of its Subsidiaries which will be binding upon or enforceable against the Company on or after the Closing Date; (x) none of the Company Employee Benefit Plans provide that payments made pursuant to such plan may or shall be made in any common stock or any other equity interests of the Company or any of its Subsidiaries and no trust maintained pursuant to any Company Employee Benefit Plan holds any such equity interest; and (xi) there has been no termination or partial termination of any Company Employee Plan within the meaning of Section 411(d)(3) of the Code.

          (d) Except as set forth in Schedule 2.14(d), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby is reasonably expected to result in any payment becoming due to any employee or group of employees of the Company under any Company Employee Benefit Plans.

          (e) Except as set forth in Schedule 2.14(e), no payments are reasonably expected to be due to any current or former employee of the Company by virtue of the termination of such employment relationship for any reason, including termination without cause pursuant to any Company Employee Benefit Plan that is a severance or change of control plan or agreement.

Schedule 2.14(e) sets forth the name of each employee of the Company to whom such payments may become due and separately sets forth for each employee the amounts of any severance or change in control payment due, or potentially due, to each such person, calculated as of the date hereof.

          (f) Except as set forth in Schedule 2.14(f), neither the Company nor any of its Subsidiaries has any unfunded liability, determined on an accumulated benefits obligation basis, for accrued pension benefits of employees outside the United States related to periods of employment prior to the Closing Date, which are not otherwise reflected on the Interim Financial Statements or the Audited Financial Statements.

     Section 2.15. Labor Relations.

          (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as set forth on Schedule 2.15(a), there are no material strikes, work stoppages, slow-downs or lock-outs pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as would not reasonably be expected to result in a Material Adverse Effect there are no proceedings against or affecting Company or any Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, nor any organizational activity or other labor or employment dispute against or affecting Company or its premises. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

          (b) The Contracts listed on Schedule 2.15(b) include all written employment or severance agreements to which either the Company or any of its Subsidiaries is a party as of the date hereof with respect to any employee or former employee whose compensation or benefits during the fiscal year ended December 31, 2003 exceeded $100,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. The Company has delivered or made available to Acquiror or its agents or representatives true, correct and complete copies of each such Contract, as amended to date.

     Section 2.16. Legal Compliance.

          (a) Except with respect to (i) matters set forth on Schedule 2.16(a) and (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.17 hereof), the Company and each of its Subsidiaries are in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances, individually or in the aggregate, of non-compliance would not reasonably be expected to have a Material Adverse Effect.

          (b) Schedule 2.16(b)(i) contains a complete and accurate list of each material governmental authorization that is held by the Company or any of its Subsidiaries as of the date hereof. Each governmental authorization listed or required to be listed on Schedule 2.16(b)(i) is, as of the date hereof, valid and in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 2.16(b)(ii):

               (i) the Company or any of its Subsidiaries is, and at all times has been, in full compliance with all of the terms and requirements of each governmental authorization identified or required to be identified on Schedule 2.16(b)(i);

               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any governmental authorization listed or required to be listed on Schedule 2.16(b)(i), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization listed or required to be listed on Schedule 2.16(b)(i);

               (iii) neither the Company nor any of its Subsidiaries has received, at any time, any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization; and

               (iv) all applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed on Schedule 2.16(b)(i) have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate governmental bodies.

          (c) The governmental authorizations listed on Schedule 2.16(b)(i) collectively constitute all of the governmental authorizations necessary to permit the Company or any of its

Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company or any Subsidiary to own and use their assets in the manner in which they currently own and use such assets, except where the failure to hold any such governmental authorization would not reasonably be expected to have a Material Adverse Effect.

     Section 2.17. Environmental Matters. Except as set forth on Schedule 2.17:

          (a) The Company, each of its Subsidiaries and, to the knowledge of the Company or any of its Subsidiaries, any other person for whose conduct the Company or any of its Subsidiaries is legally responsible are in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law, except for any such violation or non-compliance that would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any actual or threatened written order, notice or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Owned Real Property or Leased Real Property, of any actual or potential violation or failure to comply with any Environmental Law by the Company or any of its Subsidiaries, or of any actual or threatened material obligation of the Company or any of its Subsidiaries, to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Owned Real Property or Leased Real Property or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has had an interest, or with respect to any property at or to which Hazardous Materials (as defined below) were generated, manufactured, refined, transferred, imported, used, or processed by Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

          (b) As of the date hereof, there are no pending or, to the knowledge of Company, threatened claims asserted against the Company or any of its Subsidiaries resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Owned Real Property or Leased Real Property, or any other properties and assets (whether real, personal, or mixed) in which Company or any Subsidiary has or had an interest.

          (c) As of the date hereof, neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible has, during the past three (3) years, received any citation, directive, inquiry, notice, order, summons, warning, or other communication that alleges any actual or potential violation or failure to comply with any Environmental Law by the Company or any of its Subsidiaries, or of any alleged, actual, or potential obligation of the Company or any of its Subsidiaries to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any Owned Real Property or Leased Real Property, or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any of its

Subsidiaries or, to the knowledge of the Company, any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible.

          (d) To the knowledge of the Company, neither the Company, any of its Subsidiaries nor any other Person for whose conduct the Company or any of its Subsidiaries is legally responsible has any environmental, health, and safety liabilities with respect to the Owned Real Property or Leased Real Property with respect to any other properties and assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Owned Real Property or Leased Real Property or any such other property or assets, except for such liabilities as would not reasonably be expected to have a Material Adverse Effect.

          (e) To the knowledge of Company, there has been no release of any Hazardous Materials at or from the Owned Real Property or Leased Real Property, except as would not reasonably be expected to have a Material Adverse Effect.

          (f) The Company has delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Owned Real Property or Leased Real Property, or concerning compliance by the Company or any of its Subsidiaries, or any other person for whose conduct it is or may be held responsible, with environmental laws, regulations or statutes.

     Section 2.18. Taxes.

          (a) Except as otherwise disclosed in Schedule 2.18(a), all Tax Returns required to be filed with respect to the Company and each of its Subsidiaries (each, a “Taxpayer”) have been timely filed, taking into account all applicable extensions, and all such Tax Returns were true, correct and complete in all material respects. All Taxes shown thereon and which are due and payable or which have otherwise become due from any Taxpayer have been paid or have otherwise been accrued or reserved for in the Company’s financial statements. The Audited Financial Statements and the Interim Financial Statements contain adequate accruals (without regard to reserves for deferred Taxes established to reflect timing differences) for the unpaid Taxes of each Taxpayer through the date of such financial statements. Other than Taxes incurred in the ordinary course of business, no Taxpayer has any liability for unpaid Taxes accruing after the date of the Interim Financial Statements. The Company has made available to Acquiror copies of such Tax Returns.

          (b) Except as otherwise disclosed in Schedule 2.18(b), there are no Liens for Taxes upon the assets of the Taxpayers, except with respect to Taxes being contested in good faith. Each Taxpayer has withheld and paid over all Taxes required to have been withheld and paid over by it and has complied in all material respects with all information reporting and back-up withholding requirements relating to Taxes. No Taxpayer is or has been (i) a party to any tax sharing or tax allocation agreement, or (ii) a member of a consolidated, combined, unitary or similar group for Tax purposes, other the group of which the Company is the common parent.

          (c) Except as otherwise disclosed in Schedule 2.18(c), no Tax Return filed by or on behalf of a Taxpayer is currently being audited. There is no claim or assessment pending against any Taxpayer for any alleged deficiency in Taxes or for the failure to file any Tax Return. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which a Taxpayer could be liable other than statutory extensions which result from filing Tax Returns by the extended due date.

          (d) Except as set forth in Schedule 2.18(d-1), none of the Taxpayers has distributed the stock of any corporation in a distribution of stock qualifying under Section 355 of the Code. Except as set forth in Schedule 2.18(d-2), no Taxpayer (i) has made any payment or is a party to any agreement that could obligate it to make any payment that is not deductible by reason of Section 280G or 404 of the Code, or any comparable provision of state, local or foreign Tax laws, (ii) is a party to any agreement or arrangement for which partnership Tax Returns are required to be filed, (iii) is required to make any adjustment under Code Section 481(a) or 263A of the Code, or any comparable provision of state, local or foreign Tax laws, by reason of a change in accounting method or otherwise. No Taxpayer has entered into any transaction required to be registered or disclosed to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated under the Code (or any predecessor thereto), or for which lists are required to be maintained pursuant to Section 6112 of the Code (nor has any Taxpayer entered into any transaction subject to similar requirements under any comparable provisions of state, local or foreign Tax laws).

          (e) Except as set forth in Schedule 2.18(e), none of the Company or its Subsidiaries is a party to (i) any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority or (ii) any tax indemnity obligation in connection with any sale, transfer or other disposition after August 31, 1999 to an unrelated third party of stock of any Subsidiary or any group of assets constituting a business, in each case for consideration in excess of $250,000.

          (f) The Company and its Subsidiaries have complied in all material respects with their obligations under Sections 6038, 6038A, 6038B and 6038C of the Code.

     Section 2.19. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign law, (b) any consents which the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (c) the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company in accordance with the MBCA and (d) as otherwise disclosed in Schedule 2.19.

     Section 2.20. Licenses, Permits and Authorizations. Schedule 2.20(a) contains a list of all material licenses, franchises and other permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries as of the date hereof. All such licenses, franchises and other permits are in full force and effect, as of the date hereof, and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except to the extent such revocation, cancellation, suspension or adverse modification would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.20(b), such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent franchise or permit would not reasonably be expected to have a Material Adverse Effect.

     Section 2.21. Insurance.

          (a) Schedule 2.21 (a) contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies of such insurance policies have been made available to Acquiror or its agents or representatives.

          (b) Schedule 2.21(b) describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries.

          (c) Except as set forth in Schedule 2.21(c):

               (i) To the knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof all policies of insurance to which the Company or any of its Subsidiaries is a party or that provide coverage to the Company or any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries:

                    (A) are valid, outstanding, and enforceable;

                    (B) are issued by an insurer that is financially sound and reputable;

                    (C) taken together, provide normal and customary levels of insurance cove rage for a business of this type; and

                    (D) are sufficient for compliance with all legal requirements and Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

               (ii) The Company and all of its Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries or director thereof.

               (iii) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and all of its Subsidiaries have given notice to the insurer of all claims that may be insured thereby.

     Section 2.22. Brokers’ Fees. Except for the fees described on Schedule 2.22 (which fees shall be paid by the Holder Representative as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries, or any of their Affiliates.

     Section 2.23. No Material Adverse Change. Since the date of the Interim Balance Sheet, as of the date hereof there has not occurred any change, event or occurrence that has had a Material Adverse Effect.

     Section 2.24. Absence of Certain Changes and Events. Except as set forth in Schedule 2.24, since the date of the Interim Balance Sheet, as of the date hereof there has not been any:

          (a) change in the Company’s or any of its Subsidiaries’ authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the organizational documents of the Company or any of its Subsidiaries;

          (c) except as otherwise required by Applicable Law or Company Employee Benefit Plan, any material payment or material increase by the Company or any of its Subsidiaries of any bonuses, salaries, or other compensation to any shareholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the ordinary course of business) employee;

          (d) except as otherwise required by Applicable Law or Company Employee Benefit Plan, any adoption of, or any material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any of its Subsidiaries;

          (e) damage to or destruction or loss of any asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance that would reasonably be expected to have a Material Adverse Effect;

          (f) entry into, termination of, or receipt of notice of termination of any joint venture agreement or credit agreement;

          (g) sale (other than sales of assets in the ordinary course of business), lease, or other disposition (other than sales of assets in the ordinary course of business) of any asset or property of the Company or any of its Subsidiaries or mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any material asset or property of the Company or any of its Subsidiaries, including the sale, lease, or other disposition of any of the Intellectual Property;

          (h) material change in the accounting methods used by the Company or any of its Subsidiaries; or

          (i) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

     Section 2.25. Certain Payments. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no director, officer, agent or employee of the Company or any Subsidiary acting on the Company’s or any Subsidiary’s behalf has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of applicable law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or any Subsidiary or any Affiliate of Company or any Subsidiary, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Company or any Subsidiary, except as would not be reasonably be expected to have a Material Adverse Effect.

     Section 2.26. Related Persons. Except as set forth in Schedule 2.26, no Company Principal Shareholder or any Related Person of any Company Principal Shareholder or of the Company or any of its Subsidiaries has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s or any of its Subsidiaries’ businesses. No Company Principal Shareholder or any Related Person of Company Principal Shareholders or of the Company or any of its Subsidiaries owns or has owned (of record or as a beneficial owner) holds a majority of the equity securities of any Person that has had any material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.26, no Company Principal Shareholder or any Related Person of Company Principal Shareholders or of the Company or any

of its Subsidiaries is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries. “Related Person” shall mean (a) each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause “(a)” above; and (c) any entity (other than Company and any of its Subsidiaries) in which any one of the individuals referred to in clauses "(a)” or “(b)” above holds or held (on in which more than one of such individuals collectively hold or held), beneficially or otherwise, at least fifty percent (50%) of the voting stock or other proprietary or equity interest in such entity.

     Section 2.27. Disclosure. The Amendment No. 5 to the Form S-1 Registration Statement filed by the Company with the SEC on August 4, 2004 did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make statements made therein, in light of the circumstances under which they were made, not misleading, except for any such misstatement or omission as would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 2.28. No Additional Representations and Warranties. Except as provided in this Article II, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to the Company as follows:

     Section 3.1. Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of Acquiror and the certificate of incorporation of Merger Sub, each certified by the Secretary of the State of Delaware, and their by-laws, certified by the Secretary of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

     Section 3.2. Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and approved by the shareholder of Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub (including any approval of the stockholders of Acquiror) is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

     Section 3.3. No Conflict. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the articles of incorporation, by-laws or other organizational documents of Acquiror or Merger Sub, or any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or of any order, judgment or decree applicable to Acquiror or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, consummate and perform their obligations under this Agreement.

     Section 3.4. Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, consummate and perform its obligations under this Agreement. Except as set forth on Schedule 3.4, as of the date hereof, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of Acquiror, investigations, before or by any Governmental Authority pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries in which the relief sought includes damages in excess of $50,000 in any individual case or $250,000 in the aggregate or that seeks injunctive relief. Except as set forth on Schedule 3.4, there is no unsatisfied judgment, order or decree requiring payment in excess of $25,000 or any open injunction binding upon Acquiror or any of its Subsidiaries.

     Section 3.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, and (ii) as otherwise disclosed in Schedule 3.5.

     Section 3.6. Financial Ability. Assuming consummation of the debt financing transactions described in the commitment letter attached as Annex F hereto (the “Commitment Letter”), Acquiror and Merger Sub shall have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at Closing.

     Section 3.7. Brokers’ Fees. Except fees described on Schedule 3.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

     Section 3.8. SEC Filings. Acquiror and its Subsidiaries have timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by Acquiror and its Subsidiaries under the Securities Act or the Exchange Act, as the case may be, and each such filing (a) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.9. Capitalization of Acquiror. The authorized capital stock of Acquiror consists solely of (a) 100,000,000 shares of Acquiror Common Stock, of which 42,833,979 are issued and outstanding as of the date hereof, and (b) 1,000,000 preferred shares, $0.001 par value per share, of which 255,000 shares have been designated as Series A Preferred Stock and none of which have been issued as of the date hereof. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the Securities Act. Except as set forth on Schedule 3.9, Acquiror has not granted any outstanding options (whether vested or unvested), warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror common stock or other capital stock of Acquiror, any other commitments or agreements providing for the issuance of additional shares or for the repurchase or redemption of shares of Acquiror common stock or other capital stock of Acquiror, and there are no agreements of any kind which may obligate Acquiror to issue, purchase, register for sale under the Securities Act or any other federal or state securities law or to include in any registration of its capital stock shares held by others, or to redeem or otherwise acquire any of its capital stock. The shares of Acquiror Common Stock comprising the Stock Portion of the Merger Consideration have been duly and validly authorized and, when issued in accordance with the terms hereof, will be validly issued and fully-paid and non-assessable and shall not have been issued in violation of any preemptive or similar rights.

     Section 3.10. Financial Statements. Attached as Schedule 3.10 hereto are (a) the audited consolidated balance sheets and statements of income, cash flows and shareholders’ equity of Acquiror and its consolidated Subsidiaries as of, and for the periods ended, December 31, 2003, 2002 and 2001, together with the auditor’s report thereon and (b) the unaudited consolidated balance sheet of Acquiror and its consolidated Subsidiaries as of July 3, 2004 and the unaudited consolidated statement of income of Acquiror and its consolidated Subsidiaries for the six-month period ended July 3, 2004, all of which (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of audited financial statements, as otherwise stated in the footnotes or the audit opinion related thereto, copies of which are included in Schedule 3.10), and (ii) present fairly, in all material respects, the consolidated financial position of Acquiror and its consolidated Subsidiaries at the dates stated in such financial statements and the results of operations of Acquiror and its consolidated Subsidiaries for the periods stated therein (subject, in the case of unaudited financial statements, with respect to clauses (i) and (ii), to year-end adjustments and the absence of footnotes).

     Section 3.11. No Undisclosed Liabilities. Except as set forth in Schedule 3.11, neither Acquiror nor any of its Subsidiaries has liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) of the type required to be reflected on a consolidated balance sheet of Acquiror and its Subsidiaries prepared in accordance with GAAP except for (a) liabilities or obligations reflected or reserved against in their consolidated balance sheet dated as of July 3, 2004, (b) liabilities incurred since the date of such consolidated balance sheet in the ordinary course of business, (c) liabilities disclosed on the Schedules hereto (including Schedule 3.11) and (d) liabilities arising under this Agreement.

ARTICLE IV.
COVENANTS OF THE COMPANY

     Section 4.1. Conduct of Business. From the date hereof through the Closing, the Company shall, and shall cause each of its Subsidiaries to, except (i) as contemplated by this Agreement, (ii) as consented to by Acquiror in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (iii) as set forth on Schedule 4.1, operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, unless consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of its Subsidiaries not to, except (i) as specifically contemplated by this Agreement or (ii) as set forth on Schedule 4.1:

          (a) change or amend the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by law;

          (b) enter into, extend, materially modify, terminate or renew any Company Material Contract or any Contract that would be a Company Material Contract if in existence on the date hereof, except in the ordinary course of business;

          (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except in the ordinary course of business;

          (d) (i) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date hereof) which will become due and payable on or after the Closing Date, except as otherwise required by law or consistent with past practices; (ii) make any material change in the key management structure of the Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business consistent with past practices; or (iii) adopt, enter into or amend any material Employee Plan, except as required by law with the consent of Acquiror, which shall not be unreasonably withheld;

          (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material business of, any corporation, partnership, association or other business organization or division thereof,

          (f) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

          (g) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

          (h) make, adopt or change any material Tax election or Tax accounting method, enter into any closing agreement with respect to Taxes or consent to or settle any asserted

Tax claim or assessment for any material amount, fail to timely (taking into account all applicable extensions) file all Tax Returns required to be filed, and pay all Taxes required to be paid, on or before the Closing Date.

     Section 4.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as they may reasonably request.

     Section 4.3. HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) within ten (10) Business Days of the date hereof (i) comply with the notification and reporting requirements of the HSR Act and use its best efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law. The Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

     Section 4.4. Shareholder Approval. The Company shall promptly call, and shall convene, a special meeting of its shareholders (the “Company Shareholders’ Meeting”) on or before September 15, 2004 to obtain any approvals of its shareholders required in connection with the transactions contemplated by this Agreement, or, in lieu thereof, shall use its best efforts to obtain, on or before September 15 2004, any such approval by the unanimous written consent of its shareholders as provided in Section 302A.441 of the MBCA, and shall, through its board of directors, recommend to its shareholders approval of the Merger at the Company Shareholders’ Meeting or by written consent, as the case may be. Approval of this Agreement by the shareholders of the Company shall not restrict the ability of the Board of Directors of the Company thereafter to terminate this Agreement in accordance with Section 9.1 hereof or to cause the Company to enter into an amendment to this Agreement pursuant to Section 14.9 hereof to the extent permitted under Minnesota law.

     Section 4.5. Notification. Between the date of this Agreement and the Closing Date, the Company will promptly notify Acquiror in writing if the Company becomes aware of:

          (a) Any material breach of any covenant of the Company;

          (b) Any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8.1 or Section 8.2 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect; and

          (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (ii) any legal proceeding or material claim threatened in writing, commenced or asserted against or with respect to Company or any Subsidiary or the transactions contemplated hereby.

     Should any such fact or condition require any change in any Schedule, Company will promptly deliver to Acquiror a supplement to such Schedule specifying such change. During the same period, Company will promptly notify Acquiror of the occurrence of any breach of any covenant of Company in this Article IV or Article VI, or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

     Section 4.6. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article IX, neither the Company nor any of its Subsidiaries will, and each of them will cause the Company and all of its Subsidiaries and all of their representatives not to, directly or indirectly solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Acquiror or Merger Sub) relating to any transaction involving the sale of all or substantially all of the business or assets of the Company, or any material portion of the capital stock of the Company, or any merger, consolidation, business combination, sale or exchange of all or a material amount of assets or any similar transaction involving the Company and its Subsidiaries (a “Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any Person (other than Acquiror or Merger Sub) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with any Person other than Acquiror requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated any existing discussion with any Person that relates to a Competing Transaction promptly. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provisions of, any confidentiality, “standstill” or similar agreement to which the Company is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement as reasonably requested by Acquiror (at the cost and expense of Acquiror). The Company also will promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Competing Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

     Section 4.7. Cancellation of Unvested Options. Prior to the Closing, the Company shall take such action as may be necessary to cancel all outstanding and unexercised options to purchase Common Shares that, immediately prior to the Effective Time of the Merger, have not become vested.

     Section 4.8. Payment of Certain Expenses. At or prior to Closing, the Company shall pay (or cause to be paid as Holder Allocable Expenses) the expenses and payments referred to in clauses (ii), (iii) and (v) of the last sentence of Section 1.5(a).

ARTICLE V.
COVENANTS OF ACQUIROR

     Section 5.1. HSR Act and Foreign Antitrust Approvals.

          (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to within ten (10) Business Days of the date hereof (i) comply with the notification and reporting requirements of the HSR Act and use its best efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign law. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

          (b) Acquiror shall use reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

          (c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement.

     Section 5.2. Employee Benefit Matters. Except as prohibited by law, to the extent Acquiror does not maintain a particular Employee Plan after the Closing Date, (i) each employee and former employee of the Company and its Subsidiaries will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Acquiror and its Subsidiaries to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under the applicable Employee Plan of the Company; and (ii) with respect to the calendar year in which the Acquiror ceases to maintain any particular Employee Plan, each employee shall be given credit for amounts paid under the Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of the Acquiror.

ARTICLE VI.
JOINT COVENANTS

     Section 6.1. Confidentiality. From and after the date hereof until the Closing Date, each party hereto agrees to treat all information provided by any other party pursuant to this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect, and the terms and conditions thereof are incorporated by reference herein. In the event that the Agreement is terminated prior to the Effective Time of the Merger, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

     Section 6.2. Support of Transaction. Acquiror and the Company shall each (and shall each cause their respective Subsidiaries to) (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, (c) make reasonably available such officers of the Company as are required to participate in Acquiror’s roadshow presentations and other meetings of prospective lenders and use reasonable efforts to cause the Company’s auditors to provide reasonable and customary assistance (at the cost and expense of Acquiror), in each case to the extent reasonably required to secure financing as contemplated by this Agreement and the Commitment Letter, (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII hereof or otherwise to comply with this Agreement (including, without limitation, by executing the Adjustment Escrow Agreement, the Indemnification Escrow Agreement and the Investor Rights Agreement), and (e) provide the other parties, and such other parties’ employees, officers, accountants, lawyers, financial advisors and other representatives with reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries, to its personnel, properties, business and records for any reasonable purposes.

     Section 6.3. Update Information – Company. Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, the Company shall supplement in writing any information furnished on Schedules that, to the knowledge of the Company, is materially incorrect or incomplete as a result of any facts or circumstances occurring or arising after the date hereof, and shall promptly furnish such supplemented information to Acquiror, so that such information shall be correct and complete in all material respects to the knowledge of the Company at the time such updated information is so provided. Thereafter, prior to the Closing, the Company shall notify Acquiror in writing of any material changes or supplements to the updated information needed, to the knowledge of the Company, to make such information correct and complete in all material respects to the knowledge of the Company as of the Closing. It is agreed that the furnishing of such corrected and supplemental information shall be deemed to amend this Agreement for all purposes hereunder, and such amended Schedules shall be the definitive Schedules for all purposes hereunder; provided, however, that any information provided or contained in such amended Schedules shall not be deemed to amend this Agreement for purposes of determining the satisfaction of the closing conditions set forth in Article VIII, except to the extent such supplemental information relates to any action permitted to be taken by the Company pursuant to this Agreement.

     Section 6.4. Update Information – Acquiror. Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, Acquiror shall supplement in writing any information furnished on Schedules that, to the knowledge of Acquiror, is materially incorrect or incomplete as a result of any facts or circumstances occurring or arising after the date hereof, and shall promptly furnish such supplemented information to the Company, so that such information shall be correct and complete in all material respects to the knowledge of Acquiror at the time such updated information is so provided. Thereafter, prior to the Closing, Acquiror shall notify the Company in writing of any material changes or supplements to the updated information needed, to the knowledge of Acquiror, to make such information correct and complete in all material respects to the knowledge of Acquiror as of the Closing. It is agreed that the furnishing of such corrected and supplemental information shall be deemed to amend this Agreement for all purposes hereunder, and such amended Schedules shall be the definitive Schedules for all purposes hereunder; provided, however, that any information provided or contained in such amended Schedules shall not be deemed to amend this Agreement for purposes of determining the satisfaction of the closing conditions set forth in Article VIII, except to the extent such supplemental information relates to any action permitted to be taken by Acquiror pursuant to this Agreement.

     Section 6.5. Efforts to Close. Between the date of this Agreement and the Closing Date, each party hereto shall use its reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied. Each of the Company, Acquiror and the Holder Representative agree to use their commercially reasonable efforts between the date hereof and the Closing Date to (i) reach agreement concerning the form of the Indemnification Escrow Agreement and an investor rights agreement in a form reasonably acceptable to each of the Company, Acquiror and the Holder Representative which shall include the terms summarized on Annex G hereto (the “Investor Rights Agreement”) and (ii) enter into the Indemnification Escrow Agreement, the Adjustment Escrow Agreement and the Investor Rights Agreement on the Closing Date.

     Section 6.6. Director and Officer Insurance Policy. In the event that the Company determines to obtain prior to the Closing “tail” insurance coverage extending the coverage of the Company’s current directors’ and officers’ liability insurance coverage for periods following

Closing (the “Tail Policy”), (i) the Company will pay prior to the Closing or accrue prior to the Closing one-half of the premiums in respect of the Tail Policy, (ii) Acquiror will pay on the Closing Date one-half of the premium in respect of such Tail Policy and (iii) following the Closing, the Company will not take any action to terminate or cancel such Tail Policy and will cooperate with the current and former directors and officers of the Company in connection with any attempt of such directors and/or officers to obtain the benefits of such Tail Policy.

ARTICLE VII.
CLOSING

     Section 7.1. Filing of Articles of Merger. As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers forthwith to file and record, effective as of the Closing Date, all relevant documents, including the Articles of Merger and the Certificate of Merger, with the appropriate government officials to effectuate the Merger.

     Section 7.2. Closing. The Closing shall take place on the Closing Date at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022 at 10:00 a.m. or such other place as Acquiror and the Company may mutually agree. The term “Closing”, when used in this Agreement, means the Effective Time of the Merger.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS

     Section 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the applicable party:

          (a) The shareholders of the Company shall have taken all necessary action to authorize, approve and adopt this Agreement and the transactions contemplated hereby in accordance with the MBCA.

          (b) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

          (c) All other permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement shall have been procured, except where the failure to obtain any such permit, approval, clearance or consent, or the failure to make such filing, would not reasonably be expected to have a Material Adverse Effect.

          (d) There shall not be in force any order or decree, statute, rule or regulation of any Governmental Authority restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.

     Section 8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

          (a) Each of the representations and warranties of the Company and the representations and warranties of the Company Principal Shareholders contained in this Agreement shall be true and correct both on the date hereof and as of the Closing, as if made anew at and as of that time (except for representations and warranties made as of a specific date, which shall remain true and correct as of such date), except, in each case, (i) for changes after the date hereof which are contemplated or expressly permitted by this Agreement and (ii) for such failures of the representations and warranties of the Company and the Company Principal Shareholders to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) Each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

          (c) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 8.2(a) and 8.2(b) hereof have been fulfilled.

          (d) The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror of the termination of (i) the Amended and Restated Management Agreement, dated January 1, 2004, by and between the Company, TC Group Management, L.L.C. and GE Capital Equity Investments, Inc., (ii) the Shareholder Voting and Control Agreement, dated as of August 31, 1999, by and among the Holder Representative, GE Capital Equity Investments, Inc. and the Company (the “Shareholder Agreement”), (iii) the Board Representation Agreement by and between MPI Holdings, L.L.C. and the Company (the “Board Representation Agreement”), and (iv) the Registration Rights Agreement, dated as of August 31, 1999, by and among MPI Holdings, L.L.C., GE Capital Equity Investments, Inc. and the Company (the “Registration Rights Agreement”).

          (e) The Holder Representative and the Escrow Agent shall have executed and delivered to Acquiror the Adjustment Escrow Agreement and the Indemnification Escrow

Agreement, and the Holder Representative shall have executed and delivered to Acquiror the Investor Rights Agreement.

          (f) The Company shall have delivered or caused to be delivered to Acquiror the following:

          (i) The resignations of all of the directors of the Company’s Board of Directors of the Company.

          (ii) Lock-up agreements for each Company Principal Shareholder in the form of Annex D (each a “Lock-up Agreement”)

          (iii) Shareholder releases from each Company Principal Shareholder in the form of Annex E (each a “Shareholder Release”)

          (iv) The opinion or opinions of counsel to the Company in the form of Annex G-1.

          (g) The Dissenting Shares shall not represent more than five percent (5%) of the outstanding shares of Company Common Stock on the Closing Date.

     Section 8.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

          (a) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct both on the date hereof and as of the Closing, as if made anew at and as of that time (except for representations and warranties made as of a specific date, which shall remain true and correct as of such date), except, in each case, (i) for changes after the date hereof which are contemplated or expressly permitted by this Agreement and (ii) for such failures of the representations and warranties of Acquiror and Merger Sub to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to consummate the Merger and the transactions contemplated hereby or perform their obligations hereunder.

          (b) Each of the covenants and agreements of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

          (c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 8.3(a) and 8.3(b) hereof have been fulfilled.

          (d) The Acquiror Common Stock to be issued as the Stock Portion of the Merger Consideration shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

          (e) Acquiror shall have executed and delivered to the Holder Representative the Investor Rights Agreement and Shareholder Releases for each Company Principal Shareholder, and Acquiror and the Escrow Agent shall have executed and delivered to the Holder Representative the Adjustment Escrow Agreement and the Indemnification Escrow Agreement.

          (f) The Acquiror shall have caused counsel to Acquiror and Merger Sub to deliver to the Company and the Holder Representative the opinion or opinions of counsel to Acquiror and Merger Sub in the form of Annex G-2.

          (g) The average closing price for a share of Acquiror’s Common Stock on the NASDAQ Stock Market for the ten (10) Business Days ending on the Business Day immediately preceding the Closing Date, as reported by the Eastern Edition of The Wall Street Journal, shall be at least $2.50 (adjusted to give effect to any stock split, stock dividend, stock subdivision or similar adjustment in respect of the Acquiror Common Stock).

ARTICLE IX.
TERMINATION/EFFECTIVENESS

     Section 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

          (b) Prior to the Closing, by written notice to the Company from Acquiror, if (i) there is any breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company shall be untrue, in either case, such that the condition specified in Sections 8.2(a) or 8.2(b) hereof would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 31, 2004, (iii) any governmental or regulatory consent or approval required as a condition to consummation of the transactions contemplated hereby pursuant to Section 8.1(c) hereof is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority, (iv) the consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, (v) the Company updates any Schedule and such updates, either individually or in the aggregate, have an impact that constitutes a Material Adverse Effect, or (vi) there occurs any breach of, or inaccuracy in, the representation of the Company set forth in Section 2.27.

          (c) Prior to the Closing, by written notice to Acquiror from the Company, authorized by its Board of Directors, if (i) there is any material breach of any covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or Merger Sub shall be untrue in any material respect, in either case, such that the condition specified in Sections 8.3(a) or 8.3(b) hereof would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before October 31, 2004, (iii) any governmental or regulatory consent or approval required as a condition to consummation of the transactions contemplated hereby pursuant to Section 8.1(c) hereof is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority, and (iv) the consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

     Section 9.2. Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any breach of any covenant or agreement contained in this Agreement occurring prior to such termination and the parties hereto acknowledge that it is the intention of the parties hereto that, assuming valid termination of this Agreement pursuant to Section 9.1, no party shall have any remedy or right to recover for any Damages resulting from any breach of any representation or warranty contained herein. The provisions of Section 6.1, this Section 9.2 and Article XIV hereof shall survive any termination of this Agreement. The parties hereto acknowledge and agree that the provisions of this Section 9.2 shall not impair the right of any party to compel specific performance by another party of its obligations hereunder.

ARTICLE X.
CERTAIN DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     “Acquiror” has the meaning specified in the Preamble hereto.

     “Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.

     “Acquiror Cure Period” has the meaning specified in Section 9.1(c).

     “Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

     “Adjustment Amount” has the meaning specified in Section 1.5(c).

     “Adjustment Escrow Agreement” has the meaning specified in Section 1.5(d).

     “Adjustment Escrow Amount” has the meaning specified in Section 1.5(d).

     “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

     “Aggregate Fully-Diluted Common Shares” has the meaning specified in Section 1.1(d).

     “Aggregate Option Exercise Price” has the meaning specified in Section 1.1(d).

     “Agreement” has the meaning specified in the Preamble hereto.

     “Antitrust Authorities” means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

     “Applicable Percentage” means with respect to any holder of Common Shares and/or Options, a ratio (expressed as a percentage) equal to (i) the sum of (A) the Cash Portion of the Merger Consideration to which such holder is entitled as a result of the Merger (before giving effect to any adjustment thereof pursuant to Section 1.5 hereof) and (B) the product of the Stock Portion of the Merger Consideration to which such holder is entitled as a result of the Merger and the Closing Stock Price, divided by (ii) the sum of (A) the Cash Portion of the Merger Consideration and (B) the product of the Stock Portion of the Merger Consideration and the Closing Stock Price.

     “Articles of Merger” has the meaning specified in the Section entitled “Plan of Merger.”

     “Audited Financial Statements” has the meaning specified in Section 2.8.

     “Auditor” has the meaning specified in Section 1.5(b).

     “Board Representation Agreement” has the meaning specified in Section 8.2(d).

     “Business Day” means any day other than a Saturday, Sunday or a bank holiday under the laws of the United States or the State of Minnesota.

     “Cash and Cash Equivalents” means, as of any date (without duplication), the cash and cash equivalents of the Company and its consolidated Subsidiaries as of such date, determined in accordance with GAAP, applied in a manner consistent with the manner applied in the preparation of the historical consolidated financial statements of the Company and its consolidated Subsidiaries and determined using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Interim Balance Sheet.

     “Cash Per Fully-Diluted Common Share” has the meaning specified in Section 1.1(d).

     “Cash Portion of the Merger Consideration” has the meaning specified in Section 1.1(c).

     “Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”

     “Certificates” has the meaning specified in Section 1.2(b).

     “Closing” has the meaning specified in Section 7.2.

     “Closing Balance Sheet” has the meaning specified in Section 1.5(a).

     “Closing Balance Sheet Auditing Firm” has the meaning specified in Section 1.5(a).

     “Closing Date” has the meaning specified in Section 1.3.

     “Closing Date Cash and Cash Equivalents” has the meaning specified in Section 1.5(a).

     “Closing Date Funded Debt” has the meaning specified in Section 1.5(a).

     “Closing Date Net Working Capital” has the meaning specified in Section 1.5(a).

     “Closing Stock Price” has the meaning specified in Section 1.1(e).

     “Closing Tax Benefits” has the meaning specified in Section 1.5(a).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commitment Letter” has the meaning specified in Section 3.6.

     “Common Share” has the meaning specified in Section 1.1(a).

     “Company” has the meaning specified in the Preamble hereto.

     “Company Benefit Program or Agreement” has the meaning specified in Section 2.14(a).

     “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

     “Company Cure Period” has the meaning specified in Section 9.1(b).

     “Company Employee Benefits Plans” has the meaning specified in Section 2.14(a).

     “Company Employee Plan” has the meaning specified in Section 2.14(a).

     “Company Material Contracts” has the meaning specified in Section 2.9(a).

     “Company Principal Shareholders” has the meaning specified in the Section entitled “Plan of Merger.”

     “Company Shareholders’ Meeting” has the meaning specified in Section 4.4.

     “Competing Transaction” has the meaning specified in Section 4.6.

     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 26, 2004, between Acquiror and the Company.

     “Contracts” means any contracts, agreements, subcontracts, leases, and purchase orders.

     “Copyrights” has the meaning specified in Section 2.10(b).

     “Cutoff Date” has the meaning specified in Section 13.1(a).

     “Damages” has the meaning specified in Section 13.2.

     “Determination Date” has the meaning specified in Section 1.5(b).

     “DGCL” has the meaning specified in the Section entitled “Plan of Merger.”

     “Dismissal and Notice of Rights” has the meaning specified in Schedule 2.13.

     “Dissenting Shareholders” has the meaning specified in Section 1.1(a).

     “Dissenting Shares” has the meaning specified in Section 1.1(a).

     “Effective Time of the Merger” has the meaning specified in Section 1.3.

     “Employee Plans” has the meaning specified in Section 2.14(a).

     “Environmental Laws” means all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution or protection of the environment, as in effect as of the date hereof.

     “ERISA” has the meaning specified in Section 2.14(a).

     “Escrow Agent” has the meaning specified in Section 1.5(d).

     “Escrow Amount” has the meaning specified in Section 1.5(d).

     “Escrow Period” means the period during which the Stock Portion of the Merger Consideration or any other property is held in escrow pursuant to the Indemnification Escrow Agreement.

     “Estimated Working Capital Adjustment Amount” has the meaning specified in Section 1.4.

     “Estimated Closing Date Cash and Cash Equivalents” has the meaning specified in Section 1.1(c).

     “Estimated Closing Date Funded Debt” has the meaning specified in Section 1.1(c).

     “Estimated Closing Date Net Working Capital” has the meaning specified in Section 1.4.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

     “Exchange Agent” has the meaning specified in Section 1.2(a).

     “Foreign Subsidiary” has the meaning specified in Section 12.6.

     “Funded Debt” of any Person, means all obligations of such Person for borrowed money.

     “Funding Amount” has the meaning specified in Section 1.2(a).

     “GAAP” has the meaning specified in Section 1.5(a).

     “Governmental Authority” means any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

     “Governmental Order” means any judgment, order, injunction, decree, writ, permit, notice of responsibility, ruling, finding, directive, stipulation, award, demand letter or license of or by any Governmental Authority.

     “Hazardous Activities” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Owned Real Property or Leased Real Property, or that may affect the value of any such property or the Company or any of its Subsidiaries.

     “Hazardous Materials” has the meaning specified in Section 2.17(a).

     “Holder Acknowledgment” means an agreement or certificate signed by a holder of Options acknowledging cancellation of all Options held by such holder.

     “Holder Allocable Expenses” has the meaning specified in Section 1.6.

     “Holder Representative” has the meaning specified in Section 11.1.

     “Holder Representative Tax Claim” means any claim with respect to Taxes made by any taxing authority that, if pursued successfully, could serve as the basis for a claim for indemnification under Section 13.2 hereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indebtedness” of any Person means all obligations of such Person for borrowed money required to be reflected as indebtedness on such Person’s financial statements prepared in accordance with GAAP.

     “Indemnification Cap” has the meaning specified in Section 13.4(a).

     “Indemnification Escrow Agreement” has the meaning specified in Section 1.8.

     “Indemnification Escrow Amount” has the meaning specified in Section 1.8.

     “Indemnified Party” has the meaning specified in Section 13.5.

     “Indemnifying Party” has the meaning specified in Section 13.5.

     “Initial Cash Reduction” has the meaning specified in Section 1.4.

     “Intellectual Property” has the meaning specified in Section 2.10.

     “Interim Balance Sheet” has the meaning specified in Section 2.8.

     “Interim Financial Statements” has the meaning specified in Section 2.8.

     “Investor Rights Agreement” has the meaning specified in Section 8.3(h).

     “Leased Real Property” means all real property leased by the Company or any of its Subsidiaries as of the date hereof, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost of penalty and provides for annual rental payments in excess of $250,000.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

     “Lock-up Agreement” has the meaning specified in Section 8.2(f).

     “Majority Holders” has the meaning specified in Section 11.1.

     “Marks” has the meaning specified in Section 2.10(b).

     “Material Adverse Effect” means any material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any effect arising from or relating to (i) any change in economic conditions in the United States, foreign or global economy or financial, banking or securities markets generally (including devaluation, revaluation or decline in the value of any foreign currency against the dollar) that does not disproportionately impact the industry in which the Company operates, (ii) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, consultants or employees of the Company, (iii) changes in GAAP, (iv) changes in law, (v) the taking of any action contemplated by this Agreement and (vi) any existing event, occurrence or circumstance with respect to which Acquiror has actual knowledge as of the date hereof.

     “MBCA” has the meaning specified in the Section entitled “Plan of Merger.”

     “Merger” has the meaning specified in the Section entitled “Plan of Merger.”

     “Merger Consideration” has the meaning specified in Section 1.1(c).

     “Merger Sub” has the meaning specified in the Preamble hereto.

     “Negative Cash Cap” has the meaning specified in Section 1.5(c).

     “Net Working Capital” has the meaning specified in Section 1.5(a).

     “Net Working Capital True-Up Amount” has the meaning specified in Section 1.5(c).

     “Note Purchase Agreement” has the meaning specified in Schedule 2.26.

     “Options” has the meaning specified in Section 1.1(a).

     “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries as of the date hereof.

     “Patents” has the meaning specified in Section 2.10(b).

     “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, and (iv) encumbrances and restrictions on real property (including easements, encroachments, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property.

     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

     “Purchase Indemnitees” has the meaning specified in Section 13.2.

     “Registered Intellectual Property” has the meaning specified in Section 2.10(a).

     “Registration Rights Agreement” has the meaning specified in Section 8.2(d).

     “Related Person” has the meaning specified in Section 2.26.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

     “Seller Indemnitees” has the meaning specified in Section 13.3.

     “Senior Credit Agreement” has the meaning specified in Schedule 2.6.

     “Shareholder Agreement” has the meaning specified in Section 8.2(d).

     “Shareholder Release” has the meaning specified in Section 8.2(f).

     “Short Period Returns” has the meaning specified in Section 12.1(b).

     “Stock Portion of the Merger Consideration” has the meaning specified in Section 1.1(c).

     “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

     “Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

     “Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”

     “Tail Policy” has the meaning specified in Section 6.6.

     “Target Net Working Capital Amount” means $37,601,000.

     “Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, alternative or add-on minimum, withholding, excise, payroll, unemployment, social security, disability, health, workers compensation, environmental, occupation, customs franchise, capital, value added and estimated taxes and any other taxes, fees, customs duties, levies or other assessments or charges of any kind whatsoever imposed by any governmental authority, including any interest, penalties or additions with respect thereto.

     “Tax Return” means any return, declaration, certification, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Taxpayer” has the meaning specified in Section 2.18(a).

     “Terminating Acquiror Breach” has the meaning specified in Section 9.1(c).

     “Terminating Company Breach” has the meaning specified in Section 9.1(b).

     “Threshold Amount” has the meaning specified in Section 13.4.

     “Third Party Action” has the meaning specified in Section 13.5.

     “Trade Secrets” has the meaning specified in Section 2.10(b).

     “Transfer Taxes” has the meaning specified in Section 12.7.

     “Transition Returns” has the meaning specified in Section 12.1(b).

ARTICLE XI.
HOLDER REPRESENTATIVE

     Section 11.1. Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares and Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated MPI Holdings, LLC, a Delaware limited liability company, as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Aggregate Fully-Diluted Common Shares at the Effective Time of the Merger (“Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

     Section 11.2. Authority and Rights of Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of Company Common Stock and Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 1.6 hereof. The Holder Representative will have no liability to Acquiror, the Company or the holders of Common Shares and Options with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative has been provided with funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 1.6 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

ARTICLE XII. TAX MATTERS

     Section 12.1. Preparation and Filing of Tax Returns.

          (a) The Company shall timely prepare and timely file or shall cause to be prepared and timely filed Tax Returns of the Company and/or any of its Subsidiaries that is required to be filed before the Closing Date. Acquiror shall not amend or revoke any such Tax Returns (or any notification or election relating thereto) except to the extent required to comply with applicable law; provided, however, that notwithstanding anything to the contrary in this Agreement, no claim may be brought by any of the Purchaser Indemnitees for any Damages arising out of or in connection with any prior tax position changed as a result of filing the amended return.

          (b) Acquiror shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns with respect to the Company and any of its Subsidiaries, except to the extent that such Tax Returns are the responsibility of the Company under Section 12.1(a). Acquiror shall prepare and timely file or shall cause to be prepared and filed within thirty (30) days after the delivery of the Closing Balance Sheet all income and franchise Tax Returns with respect to the Company and any of its Subsidiaries for the short taxable year ending on the Closing Date (the “Short Period Returns”). For any Straddle Period Tax Return and any Tax Return with respect to any taxable period ending on or before the Closing Date that is the responsibility of Acquiror under this Section 12.1(b) (the “Transition Returns”), Acquiror shall, and shall cause its Affiliates to, prepare such Tax Returns in a manner consistent with past practices of the Company and its Subsidiaries to the extent permitted by applicable law, and Acquiror shall deliver to the Holder Representative for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of such proposed Tax Returns at least thirty days prior to the due date (giving effect to any validly obtained extensions) thereof; provided that the Acquiror shall cause the proposed Short Period Returns to be delivered to Holder Representative no later than fifteen (15) days after the delivery of the Closing Balance Sheet. Acquiror shall reflect in good faith any reasonable comments received from Holder Representative with respect to the Transition Returns and any refund claims made pursuant to Section 12.2. Acquiror shall not amend or revoke any Straddle Period Tax Return or a Short Period Return except to the extent required to comply with applicable law; provided, however, that notwithstanding anything to the contrary in this Agreement, no claim may be brought by any of the Purchaser Indemnitees for any Damages arising out of or in connection with any prior tax position changed as a result of filing the amended return.

          (c) For purposes of this Agreement, in the case of any taxable period with respect to which Acquiror has the responsibility to file Tax Returns under Section 12.1(b), (i) property Taxes of the Company and its Subsidiaries allocable to taxable periods or portions thereof ending on the Closing Date shall be equal to the amount of such property Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during such period that are in such taxable period and the denominator of which is the number of calendar days in the entire period, and (ii) Taxes (other than property Taxes) of the Company and its Subsidiaries allocable to taxable periods or portions thereof ending on the Closing Date shall be computed as if such taxable period ended as of the end of the Closing Date.

     Section 12.2. Refunds, Credits and Carrybacks.

          (a) The parties anticipate that as a result of the Closing Tax Benefits, the Company and its Subsidiaries will be entitled to seek a refund of income and franchise Taxes paid for the short taxable year ending on the Closing Date, and in addition will have a net operating loss for such taxable year. In consultation with the Holder Representative, the Acquiror shall cause the Company and its Subsidiaries to prepare and file as expeditiously as reasonably possible after the receipt of the Closing Balance Sheet, claims for refunds of income and franchise Taxes paid through the Closing Date for the short taxable year ending on the Closing Date, and claims to carry back the net operating loss for such taxable year to prior years to the fullest extent permitted by applicable law (including a claim for a tentative refund on IRS Form 1139), together with any necessary state and local filings to apply the net operating loss arising in such short taxable year so as to receive a refund of past Taxes paid.

          (b) Acquiror shall, at the Holder Representative’s reasonable request and at Holder Representative’s expense, and in consultation with the Holder Representative, cause the relevant entity to file for and use commercially reasonable efforts to obtain any refund (other than refunds the treatment of which is governed by subsection (a)) to which the Company and/or its Subsidiaries is entitled under applicable law in respect of any period or portion thereof ending on or before the Closing Date, Acquiror shall pay to the Holder Representative as additional Merger Consideration (for distribution by the Holder Representative to the holders of Common Shares and Options on a pro rata basis in accordance with their Applicable Percentages) the amount of any such refunds (including any interest paid with respect to Taxes paid) within three (3) Business Days of receipt of such refunds to the extent such refunds exceed $2,000,000.

     Section 12.3. Tax Contests. If any taxing authority asserts a Holder Representative Tax Claim in respect of the Company and its Subsidiaries, then the party hereto first receiving notice of such tax claim shall provide written notice thereof to the other party or parties hereto within ten calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations under this Article XII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Holder Representative Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority. Pursuant to and subject to Section 13.5, the Holder Representative shall have the right to control any Holder Representative Tax Claim. Acquiror shall have the right to control any claim for Taxes involving the Company and its Subsidiaries other than a Holder Representative Tax Claim.

     Section 12.4. Cooperation. Each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request, including without limitation, in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article XII or a right to refund of Taxes or (c) conducting any audit, examination, contest, litigation or other proceeding by or against any taxing authority. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Acquiror shall cause the Company and its Subsidiaries to retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until ninety (90) days after the Cutoff Date; provided, that if any claim for indemnity is made under Section 13.2 prior to such date, Acquiror shall cause the Company and its Subsidiaries to retain the records until ninety (90) days after the claim for indemnity has been finally resolved. Acquiror shall cause its Affiliates, the Company and its Subsidiaries to make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

     Section 12.5. Tax Treatment of Indemnification Payments. Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Holder Representative, Acquiror, the Company and its Subsidiaries and their respective Affiliates shall treat any and all payments under Article XII as an adjustment to the purchase price for all Tax purposes.

     Section 12.6. Tax Covenant Concerning Foreign Subsidiaries. With respect to any Subsidiary of the Company organized under the laws of a country other than the United States (a “Foreign Subsidiary”), from the date of the Closing through the end of the taxable period of such entity that includes the Closing Date, Acquiror shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Foreign Subsidiary (including pursuant to Section 304 of the Code), or that would otherwise result in a diminution of foreign tax credits that, absent such transaction may be claimed by the Company and its Subsidiaries.

     Section 12.7. Transfer Taxes. Any and all sales, use, registration, transfer (including all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax, VAT, or other similar taxes and all notarial fees (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby, regardless of the Person liable for such Transfer Taxes under applicable Law shall be borne one-half by Acquiror and the other half by the Holder Representative as a Holder Allocable Expense. Holder Representative and Acquiror shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer Taxes.

     Section 12.8. Controlling Article. To the extent of any conflict between Article XIII and this Article XII, this Article XII shall control.

ARTICLE XIII.
INDEMNIFICATION; REMEDIES

     Section 13.1. Survival; Right To Indemnification Not Affected By Knowledge.

          (a) Except as set forth in the next sentence, all representations and warranties, and all covenants to be performed at or before the Closing in this Agreement or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period ending on the first anniversary of the Closing Date (the “Cutoff Date”). All such representations, warranties and covenants shall expire on the Cutoff Date, except that (i) claims, if any, asserted in writing prior to such Cutoff Date, identified as a claim for indemnification pursuant to this Article XIII, (ii) the covenants set forth in Sections 5.2, 6.1 and

6.6 and Article XII shall survive until fully performed in accordance with their terms, and (iii) the representation and warranty made by each of the Company Principal Shareholders in Section 14.15(i) hereof shall survive until the fourth (4th) anniversary of the Closing Date. Except for the exceptions in the foregoing sentence, no claim for indemnification pursuant to this Article XIII shall be asserted following the Cutoff Date. No claim for indemnification for breach of the representation and warranty set forth in Section 14.15(i) shall be asserted following the fourth (4th) anniversary of the Closing Date.

          (b) The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     Section 13.2. Indemnification And Payment Of Damages By Holders of Company Common Stock.  (a) Acquiror, the Surviving Corporation and their respective representatives, stockholders, controlling persons, and Affiliates (collectively, the “Purchaser Indemnitees”) will be entitled to indemnification solely from the Indemnification Escrow Amount for any demand, loss, liability, claim, damage, expense, cost (including reasonable costs of investigation and defense and reasonable attorneys’ fees), fine, action, suit or judgment, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

          (i) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement;

          (ii) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is disclosed in an update or supplement to the Schedules; or

          (iii) any breach by the Company of any covenant or obligation of the Company in this Agreement or any agreement or document delivered by the Company in connection with this Agreement.

          (b) The Purchaser Indemnitees will be entitled to indemnification (severally and not jointly) from the Indemnification Escrow Amount, and thereafter, to the extent the Indemnification Escrow Amount is unavailable therefor, from each Company Principal Shareholder, for any Damages arising, directly or indirectly, from or in connection with:

          (i) any inaccuracy or breach of the representation and warranty made by such Company Principal Shareholder in this Agreement; or

          (ii) any inaccuracy or breach of the representation and warranty made by such Company Principal Shareholder in this Agreement as if such representation or warranty were made on and as of the Closing Date.

     The remedies provided in this Section 13.2 will be the sole and exclusive remedies that may be available to Acquiror and the other Purchaser Indemnitees following the Closing for any breach of a representation, warranty, covenant or agreement contained herein, and the

Indemnification Escrow Amount shall constitute the sole source of payment or recovery for all claims for indemnification by the Purchaser Indemnitees pursuant to this Section 13.2 other than for any claim for indemnification for breach of the representations and warranties set forth in Section 14.15(i).

     Section 13.3. Indemnification And Payment Of Damages By Acquiror. Acquiror will indemnify and hold harmless the Persons holding Common Shares and Options immediately prior to the Effective Time of the Merger and their respective representatives, stockholders, controlling persons and Affiliates (collectively, the “Seller Indemnitees”) for, and will pay to the Seller Indemnitees the amount of all Damages arising, directly or indirectly, from or in connection with:

          (a) any inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement or any other certificate or document delivered by Acquiror pursuant to this Agreement;

          (b) any inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is expressly identified in the certificate delivered pursuant to Section 8.3(c) as having caused the condition specified in Section 8.3(a) not to be satisfied;

          (c) any breach by Acquiror of any covenant or obligation of Acquiror in this Agreement or any agreement or document delivered by Acquiror in connection with this Agreement;

          (d) the operation and ownership of the Company or any Subsidiary on or after to the Closing Date; or

          (e) any claim by any Person other than those disclosed herein for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Acquiror (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

     Section 13.4. Limitations On Amount. (a) Notwithstanding any provision herein to the contrary, (i) no Purchaser Indemnitee shall be entitled to indemnification pursuant to this Article XIII unless and until the aggregate amount of all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article XIII exceeds $4,000,000 (the “Threshold Amount”), at which time the Purchaser Indemnitees shall be entitled to indemnification only to the extent all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article XIII exceed the Threshold Amount, (ii) the aggregate amount of Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article XIII shall not exceed, in the aggregate, an amount equal to (x) 8,000,000 multiplied by (y) the Closing Stock Price (the “Indemnification Cap”) and (iii) in no event shall any Company Principal Shareholder be liable for any Damages in excess of such Company Principal Shareholder’s Applicable Percentage of the Merger Consideration. Notwithstanding the foregoing, all claims for indemnification by the Purchaser Indemnitees pursuant to this Article XIII shall be reduced by the amount of any insurance proceeds or tax benefits received by the Purchaser Indemnitees. In the event that any such insurance proceeds are actually realized by an indemnified party subsequent to the receipt by such indemnified party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment.

          (b) Notwithstanding any provision herein to the contrary, (i) no Seller Indemnitee shall be entitled to indemnification pursuant to this Article XIII unless and until the aggregate amount of all Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article XIII exceeds the Threshold Amount, at which time the Seller Indemnitees shall be entitled to indemnification only to the extent all Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article XIII exceeds the Threshold Amount and (ii) the aggregate amount of Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article XIII shall not exceed, in the aggregate, an amount equal to the Indemnification Cap. Notwithstanding the foregoing, all claims for indemnification by the Seller Indemnitees pursuant to this Article XIII shall be reduced by the amount of any insurance proceeds or tax benefits received by the Seller Indemnitees. In the event that any such insurance proceeds are actually realized by an indemnified party subsequent to the receipt by such indemnified party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment. Notwithstanding the foregoing, the provisions of this Section 13.4(b) do not apply to any claim for indemnification arising out of, or relating to, any breach or violation of any covenant or agreement contained in Article I hereof, Section 6.6 hereof or Article XII hereof. No Seller Indemnitee shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representation, warranties, covenants or agreements contained in this Agreement.

     Section 13.5. Indemnification Procedure. A Person entitled to indemnification under this Articles XIII (an “Indemnified Party”) shall give written notification to the Indemnifying Party of the commencement of any third party claim for which such Indemnified Party desires to seek indemnification pursuant to this Article XIII (a “Third Party Action”); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure or to the extent the Indemnifying Party is prejudiced thereby. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The non-controlling party may participate in such defense at its own expense. The controlling party shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with the controlling party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnifying Party has not assumed the defense of such Third Party Action (or is not permitted to assume such defense under the terms hereof) or (ii) the Indemnifying Party assumes control of such defense and representation of the Indemnifying Party and the Indemnified Party by the same counsel would constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other material adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be withheld in the sole and absolute discretion of the Indemnifying Party if the Indemnifying Party has assumed control of the defense of such Third Party Action. For the purpose of this paragraph only, the term “Indemnifying Party” means (i) in the case of any indemnification claim asserted by a Seller Indemnitee, Acquiror and (ii) in the case of any indemnification claim asserted by a Purchaser Indemnitee, the Holder Representative.

     Section 13.6. No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Purchaser Indemnitees and Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right, or cause of action upon, any other individual or entity.

ARTICLE XIV.
MISCELLANEOUS

     Section 14.1. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

     Section 14.2. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

          (a) If to Acquiror or Merger Sub, to:

Encore Medical Corporation 9800 Metric Boulevard Austin, Texas 78758 Attention: Harry L. Zimmerman Telecopy No. (512) 834-6310

with copies to:

Jackson Walker LLP 100 Congress Avenue, Suite 1100 Austin, Texas 78701 Attention: Lawrence A. Waks Telecopy No. (512) 236-2002

          (b) If to the Company, to:

Empi, Inc. 599 Cardigan Road St. Paul, MN 55126 Attention: Patrick D. Spangler Telecopy No. (651) 415-7511

with copies to:

MPI Holdings, LLC do The Carlyle Group 520 Madison Avenue New York, NY 10022 Attention: W. Robert Dahl

Telecopy No.: (212) 381-4901

and

Latham & Watkins LLP 555 Eleventh Street, N.W. Suite 1000 Washington, D.C. 20004-1304 Attention: Daniel T. Lennon Telecopy No.: (202) 637-2201

          (c) If to the Holder Representative, to:

MPI Holdings, LLC do The Carlyle Group 520 Madison Avenue New York, New York 10022 Attention: W. Robert Dahl Telecopy No.: (212) 381-4901

with copies to:

Latham & Watkins LLP 555 Eleventh Street, N.W. Suite 1000 Washington, D.C. 20004-1304 Attention: Daniel T. Lennon Telecopy No.: (202) 637-2201

or to such other address or addresses as the parties may from time to time designate in writing.

     Section 14.3. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     Section 14.4. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the officers, directors and employees of the Company shall be intended third party beneficiaries of, and shall be entitled to enforce Sections 5.2 and 6.6 hereof. No party to this Agreement may assert any claim against any officer, director, shareholder, partner or member of any party to this Agreement under this Agreement or in connection with the transactions contemplated hereby unless such Person is also a party to this Agreement.

     Section 14.5. Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.6 hereof in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that (i) the fees and expenses of the Auditors, if any, shall be paid one-half by Acquiror and one-half by the Holder Representative out of funds paid to the Holder Representative under Section 1.6 hereof and (ii) Acquiror shall reimburse the Holder Representative for one-half of the fees and disbursements of the Closing Balance Sheet Auditing Firm. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants; provided that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

     Section 14.6. Construction. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used herein, the phrase “to the knowledge of Acquiror” shall mean the actual knowledge of Kenneth W. Davidson, Paul

D. Chapman and Harry L. Zimmerman and the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of H. Philip Vierling, Patrick D. Spangler and Rudiger Hausherr.

     Section 14.7. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 14.8. Entire Agreement; Schedules. This Agreement (together with the Schedules and Annexes to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement. Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of the Company, notwithstanding the lack of a specific cross-reference.

     Section 14.9. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror, the Company and the Holder Representative; provided, however, that the prior written consent of each of the Company Principal Shareholders shall be required to amend or modify Section 14.15 hereof. Any amendment made pursuant to this Section 14.9 shall be binding on all parties to this Agreement.

     Section 14.10. Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

     Section 14.11. Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provisions or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     Section 14.12. No Consequential Damages; Enforcement. None of the parties hereto shall be liable to another party in connection with this Agreement or the transactions contemplated hereby for any consequential, special, exemplary, punitive or indirect damages, including, without limitation, any damages on account of lost profits or opportunities, of a party. Each party hereto hereby expressly releases the other and its respective Affiliates, directors, officers, employees, agents, advisors and representatives from any such liability. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

     Section 14.13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, except as to any matters relating to the corporate governance or the capital stock of the Company, which shall be governed by the laws of the State of Minnesota.

     Section 14.14. Jurisdiction; Waiver of Jury Trial. The parties hereto irrevocably submit to the non-exclusive jurisdiction of (a) the New York State Courts and (b) the United States Court for the Southern District of New York for the purposes of any action arising out of this Agreement or any of the transactions contemplated hereby. The parties hereto further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party’s respective address set forth in Section 14.2 shall be effective service of process for any action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in (i) the New York State Courts or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     Section 14.15. Representation of Company Principal Shareholders. Each Company Principal Shareholder represents (severally and not jointly) that (i) such Company Principal Shareholder is the record owner of the Company Shares set forth opposite such Company Principal Shareholder’s name on Schedule 2.3(a) hereto and owns such Company Common Shares free and clear of all Liens, options, voting trusts or other encumbrances of any kind or nature, except for Liens in favor of the Company and Liens arising under the Shareholder Agreement, (ii) such Company Principal Shareholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, (iii) such Company Principal Shareholder has such knowledge and experience in financial and business matters such that it or he is capable of evaluating the merits and risks of its or his investment in the Acquiror Common Stock as contemplated by this Agreement and is able to bear the economic risks of such investment for an indefinite period of time, (iv) such Company Principal Shareholder is acquiring the shares of Acquiror Common Stock to be issued to such Company Principal Shareholders for its or his own account for investment (and not as a nominee or agent) with no present intent of distributing such shares, and (v) such Company Principal Shareholder has been furnished access to such information and documents as it or he has requested and has been afforded an opportunity to ask questions of an receive answers from representatives of Acquiror concerning the terms and conditions of this Agreement and the receipt of the shares of Acquiror Common Stock contemplated hereby. At the Closing, each Company Principal Shareholder agrees to execute and deliver to Acquiror a Lock-up Agreement and a Shareholder Release and each Company Principal Shareholder that is a party to the Shareholder Agreement, the Board Representation Agreement and the Registration Rights Agreement agrees to effect the termination of all such agreements effective as of the Closing Date. No Company Principal Shareholder shall have any liability or obligation for any breach of this Agreement by or on the part of any other Company Principal Shareholder.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ENCORE MEDICAL CORPORATION
By:	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: Executive Vice President - General
Counsel

ENCORE MEDICAL MERGER SUB, INC.
By:	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: Executive Vice President - General
Counsel, Secretary, Treasurer

EMPI, INC.
By:	/s/ H. Philip Vierling
Name: H. Philip Vierling
Title: President, Chief Executive Officer

MPI HOLDINGS, LLC, as Holder Representative
By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title:

The undersigned Company Principal Shareholders are executing this Agreement as of the date first above written solely for the purpose of making the representations and warranties set forth in Section 14.15.

MPI HOLDINGS, LLC
By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title:

GE CAPITAL EQUITY INVESTMENTS, INC.
By:	/s/ Steve Warner
Name: Steve Warner
Title: Duly Authorized Signatory

/s/ H. Philip Vierling
H. PHILIP VIERLING

/s/ Patrick D. Spangler
PATRICK D. SPANGLER

ANNEX A-1

Articles and Plan of Merger

ANNEX A-2

Certificate of Merger

ANNEX B

Voting Agreement

ANNEX C-1

Adjustment Escrow Agreement

ANNEX C-2

Summary of Terms of Indemnification Escrow Agreement

     The Indemnification Escrow Agreement will contain such terms and conditions as are customary for such an agreement in transactions of the type contemplated by this Agreement and shall also provide that:

•	The Stock Portion of the Merger Consideration and any substitutions of property therefor (the “Escrow Property”) shall be held in escrow by the Escrow Agent to serve as the sole source of payment of indemnification claims (except with respect to claims for breach of the representations made by the Company Principal Shareholders) asserted pursuant to Section 13.2 of the Agreement (an “Acquiror Indemnification Claims”).

•	The Escrow Property will not be released from escrow in payment of any Acquiror Indemnification Claim without the consent of the Holder Representative unless Acquiror delivers to the Escrow Agent a copy of a final, non-appealable order of a court of competent jurisdiction (a “Final Order”) determining that Acquiror is entitled to payment of such claim for indemnification under Section 13.2 of the Agreement.

•	The Escrow Property (or any remaining balance of the Escrow Property) shall be released and distributed to the holders of Common Shares and Options (pro rata, in accordance with their Applicable Percentages) on the first anniversary of the Closing Date; provided, however, that, in the event that, on the first anniversary of the Closing Date, there is pending an Acquiror Indemnification Claim that has not been paid or resolved against the Purchaser Indemnitees asserting such claim (a “Pending Claim”), the Escrow Agent shall retain and not distribute to the holders of Common Shares and Options (until payment or final resolution of such Pending Claim) a portion of the Escrow Property having a market value equal to the amount of Damages asserted in such Pending Claim.

•	To the extent that Acquiror is determined to be entitled to receive any shares of Acquiror Common Stock held in escrow in payment of Damages for which it is entitled to indemnification pursuant to Section 13.2 of the Agreement, Acquiror shall be entitled to receive a number of shares of Acquiror Common Stock equal to (x) the amount of such Damages, divided by (y) the average closing price for one share of Acquiror Common Stock for the ten (10) Business Day period ending on Business Day immediately preceding the date on which such shares are released from escrow.

•	As provided in Section 1.8 of the Agreement, at the option of the Holder Representative, the Holder Representative may elect to remove any shares of Acquiror Common Stock from escrow and replace such removed shares with cash in an amount equal to the product of (x) the number of shares of Acquiror Common Stock so removed and (y) the Closing Stock Price.

•	The shares of Acquiror Common Stock held in escrow shall be voted by the Escrow Agent while held in escrow in accordance with the written instructions of the holders of Common Shares and Options that would be the holders of such shares if such shares had not been placed in escrow.

•	Acquiror shall pay 50% of the fees and expenses of the Escrow Agent and 50% of such fees and expenses shall be paid by the Holder Representative as Holder Allocable Expenses.

ANNEX D

Form of Lock-Up Agreement

ANNEX E

Form of Company Principal Shareholder Release

ANNEX F

Acquiror Commitment Letter

ANNEX G-1

Form of Opinion of Counsel to the Company

ANNEX G-2

Form of Opinion of Counsel to Acquiror and Merger Sub

ANNEX H

Summary of Terms of Investor Rights Agreement

     The Investor Rights Agreement will provide for the following:

•	Acquiror will provide to MPI Holdings, LLC or its designee the right to appoint a non-voting observer to the board of directors of Acquiror so long as MPI Holdings, LLC or its Affiliates hold more than 5% of the outstanding shares of Acquiror Common Stock. The non-voting observer will be entitled to receive notice of, and attend, all meetings of the board of directors of Acquiror.

•	MPI Holdings, LLC or its designee shall be provided by Acquiror reasonable access and information rights to the extent reasonably necessary to comply with applicable Venture Capital Operating Company requirements, including the right to reasonable access to the books and records of Acquiror and its Subsidiaries and to discuss the business and affairs of Acquiror and its Subsidiaries with management of the Acquiror.

•	Acquiror shall grant to the holders of Acquiror Common Stock issued pursuant to the Agreement the following registration rights:

            (a) (i) Acquiror shall file or cause to be filed with the SEC as soon as reasonably practicable after the Effective Time of the Merger, a registration statement on Form S-3 (or, if Acquiror is not eligible to file on Form S-3, on the appropriate form) (the “Registration Statement”) to cover resales of the shares (the “Registerable Shares”) of Acquiror Common Stock constituting the Stock Portion of the Merger Consideration. Acquiror shall cause such Registration Statement to be declared effective within 180 days after the Closing Date. Acquiror shall keep such Registration Statement continuously effective, supplemented, amended and current in conformity with this Annex H, the Securities Act and the policies, rules and regulations of the SEC to the extent necessary to ensure that such Registration Statement is available for resales of the Registerable Shares for a period ending on the earlier of (x) the date on which all Registerable Shares have been sold pursuant to such Registration Statement and (y) the date on which all Registerable Shares are eligible for resale under Rule 144(k) promulgated under the Securities Act (the “Rights Period”). Acquiror hereby agrees, upon written request from the Holder Representative, to file one or more prospectus supplements or otherwise amend the Registration Statement from time to time as appropriate to permit the sale and distribution of the Registerable Shares in one or more (but not more than three (3)) underwritten offerings, led by a managing underwriter selected by the Holder Representative and reasonably acceptable to Acquiror. Furthermore, Acquiror hereby agrees that the Registration Statement shall provide for any intended method or methods of distribution as may be reasonably requested by the Holder Representative in writing (who in turn will request that Acquiror accommodate any reasonable requests of the holders of Registerable Shares with respect to the intended method or methods of distribution), and to amend or supplement the Registration Statement from time to time as may be reasonably requested by the Holder Representative to provide for such intended method or methods of distribution of shares as may be reasonably requested by the Holder Representative in writing.

          (ii) Each time Acquiror decides to file a registration statement under the Securities Act (other than registrations on Forms S-4 or S-8 or any successor form thereto, and other than the Registration Statement set forth in the foregoing clause (a)(i)) covering the offer and sale by it or any holders of its equity securities for cash (a “Piggyback Registration”), Acquiror shall give written notice thereof to the Holder Representative. Acquiror shall include in any such registration statement such Registerable Shares for which it has received a written notice from the Holder Representative to register such shares within twenty (20) days after such written notice has been received by the Holder Representative. If the Piggyback Registration is to cover an underwritten offering, the Registerable Shares shall be included in such underwriting on the same terms and conditions as the securities of Acquiror otherwise being sold through such underwriting (it being understood that each holder of Registerable Shares will have the right to include such holder’s Registerable Shares on a pro rata basis among all such holders participating in the offering). Such Piggyback Registration rights can only be exercised during the Rights Period. Such Piggyback Registration rights shall be subject to the right, however, of Acquiror and its underwriters to reduce the number of Registerable Shares proposed to be included in any underwritten offering for marketing reasons as reasonably determined by the underwriters; provided, however, that, the Acquiror shall exclude from such offering shares held by stockholders of Acquiror other than the Registerable Shares on a pro rata basis with the Registerable Shares. Acquiror shall have the right to withdraw any such registration statement prior to it being effective in its sole discretion. Holders of Registerable Shares shall, if requested by the underwriters, agree to not to sell or transfer any Registerable Shares for a period of up to one hundred eighty (180) days following the effectiveness of a registration statement effected pursuant to this Annex H; provided that such holders sell Registerable Shares pursuant to such Piggyback Registration.

          (b) Acquiror will bear the costs of all Registration Expenses; provided, however, that Acquiror’s obligations to pay such Registration Expenses in respect of any underwritten offerings (other than any underwritten offering effected pursuant to Section (a)(ii) above) shall be limited to three (3) such underwritten offerings requested by the holders of Registerable Shares. For the purposes hereof, “Registration Expenses” shall mean all expenses incident to Acquiror’s preparation and filing of the Registration Statement and incident to any Piggyback Registration, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws and state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for Acquiror and one counsel for the Holder Representative (up to $50,000 in the aggregate for such counsel) and all independent certified public accountants, and other persons retained by Acquiror.

          (c) In connection with the registration and sale of the Registerable Shares pursuant to Section (a)(i) and, pursuant to Section (a)(ii) solely with respect to clauses (iii) and (iv) below, Acquiror will:

          (i) Prepare and file with the SEC as soon as practicable the Registration Statement as set forth above;

          (ii) Prepare and file with the SEC such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section (a)(i); cause the Registration Statement to be supplemented by any required supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with Rules 424, 430A and 462, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement;

          (iii) Provide to each holder of Registerable Shares such copies of the Registration Statement and related prospectus, and each amendment and supplement thereto, as are reasonably requested to satisfy any prospectus delivery requirements;

          (iv) Use its best efforts to register or qualify the Registerable Shares under such other securities or blue sky laws of such jurisdictions as each holder of Registerable Shares may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder or Registerable Shares to consummate the disposition in such jurisdictions of the Registerable Shares owned by such holder; provided, however, that Acquiror will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction;

          (v) Upon the occurrence of any event that would cause the Registration Statement (A) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) to be not effective and useable for resale of the Registerable Shares during the period that such Registration Statement is required to be effective and useable, Acquiror shall as promptly as practicable file any correcting information or an appropriate amendment to the Registration Statement, as Acquiror deems appropriate, correcting any such defect, and use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter;

          (vi) cause all Registerable Shares to be listed for quotation on the NASDAQ National Market;

          (vii) provide a CUSIP for all Registerable Shares not later than the effective date of the Registration Statement;

          (viii) cooperate with the Holder Representative and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registerable Shares to be sold and cause such Registerable Shares to be in such denominations and registered in such names as the managing underwriter may reasonably request;

          (ix) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering and perform all other action as are customary in such an underwritten public offering, including, if requested by the underwriter, reasonable participation of senior management of Acquiror in a “road show” to the extent such participation does not unduly interfere with the conduct of Acquiror’s business; provided, however, that Acquiror shall not be obligated to provide its cooperation with respect to more than three (3) underwritten public offerings (excluding underwritten offerings effected pursuant to Section (a)(ii) of this Annex H) made at the request of the Holder Representative; and

          (x) enter into such agreements (including an underwriting agreement) and do anything else reasonably necessary or advisable in order to expedite or facilitate the disposition of such Registerable Shares in accordance with applicable law and the disclosure set forth in the applicable Registration Statement; provided, however, that Acquiror shall not be obligated to provide its cooperation with respect to more than three (3) underwritten public offerings made at the request of the Holder Representative.

          (d) Notwithstanding anything to the contrary in this Annex H, Acquiror may prohibit offers and sales of the Registerable Shares pursuant to the Registration Statement once during any 12-month period if (A) (1) it is in possession of material non-public information, (2) the Board of Directors determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (3) the Board of Directors of Acquiror determines in good faith that disclosure of such material non-public information would not be in the best interests of Acquiror and its stockholders, or (B) Acquiror has made a public announcement relating to an acquisition or business combination transaction including Acquiror and/or one or more of its subsidiaries (1) that is material to Acquiror and its subsidiaries taken as a whole, and (2) the Board of Directors of Acquiror determines in good faith that offers and sales of the Registerable Shares pursuant to the Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of Acquiror and its stockholders (the period during which any such prohibition of offers and sales of Registerable Shares pursuant to the Registration Statement is in effect pursuant to clause (A) or (B) of this Section (d) is referred to herein as a “Suspension Period”). A Suspension Period shall commence on and include the date on which Acquiror provides written notice to holders of Acquiror Common Stock covered by the Registration Statement that offers and sales of Registerable Shares cannot be made thereunder in accordance with this Section (d) and shall end three business days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or Acquiror is able to so comply with its disclosure obligations and SEC requirements, or (y) sixty (60) days after written notice is provided by Acquiror to the holders of Registerable Shares of the commencement of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period.

          (e) As a condition to including Registerable Shares of a holder in any registration, such holder shall furnish to Acquiror such information requested by Acquiror as is required by law to be disclosed in the Registration Statement with respect to a sale by such holder of Registerable Shares (the “Requisite Information”) with respect to any such sales pursuant to such Registration Statement. Each holder of Registerable Shares as to which any Registration Statement is being effected agrees prior to effecting any sale of the Registerable Shares thereunder to furnish promptly to Acquiror all information required to be disclosed in order to make any Requisite Information previously furnished to Acquiror by such holder of Registerable Shares not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such holder of Registerable Shares necessary in order to make the statements therein not misleading.

          (f) Each holder of Registerable Shares agrees that, upon receipt of a notice from Acquiror of the existence of any fact of the kind described in subparagraph (c)(v) hereof (an “Amendment Notice”), such holder of Registerable Shares will forthwith discontinue disposition of Registerable Shares until such holder’s receipt of (A) copies of the supplemented or amended prospectus contemplated by subparagraph (c)(v) hereof, or until counsel for Acquiror shall have determined that such disclosure is not required due to subsequent events, or (B) notice in writing from Acquiror that the use of the prospectus may be resumed. In the event Acquiror shall give any such notice, the time period regarding the filing of the Registration Statement set forth in Section (a) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section (d) hereof to and including the date when each holder of Registerable Shares covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by this Section (f).

          (g) Acquiror agrees to (i) indemnify and hold harmless, to the extent permitted by law, each holder of Registerable Shares, and any director, officer, Affiliate, employee, agent and controlling Person of any such holder and any Person who participates as an underwriter in the offering or sale of the Registerable Shares (and each such Person who controls such underwriter), against all Damages caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) reimburse such Persons for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, except, in the case of each of clauses (i) and (ii), insofar as such Damages are (x) caused by or contained in any information furnished in writing to Acquiror by such holder expressly for use therein or (y) caused by failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto to the extent the same had been delivered by Acquiror to the holders of Registerable Shares.

          (h) In connection with the Registration Statement, each holder of Registerable Shares will furnish to Acquiror in writing such information concerning such holder as Acquiror reasonably requests for use in connection with the Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify Acquiror, its directors, officers, Affiliates, employees, agents and each Person who controls Acquiror (within the meaning of the Securities Act) against any and all Damages caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading, solely insofar as such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with information furnished in writing by such holder to Acquiror specifically for use therein; provided, however, that the obligation to indemnify will be several, not joint and several, among the holders of Registerable Shares, and the liability of each holder will be limited to the net amount received by such holder of Registerable Shares from the sale of Registerable Shares pursuant to the Registration Statement.

            (i) From and after the date hereof, Acquiror shall timely file such information, documents and reports as the SEC may require under the Exchange Act as a condition to the availability of Rule 144 under the Securities Act (or any successor provision) by the holders of Registerable Shares and the use of Form S-3. From and after the date hereof, Acquiror shall forthwith upon request of any holders of Registerable Shares furnish any holder of Registerable Shares (i) a written statement by Acquiror that it has complied with such reporting requirements, (ii) a copy of the most recent annual or quarterly report of Acquiror, and (iii) such other reports and documents filed by Acquiror with the SEC as such holder may reasonably request in availing itself of an exemption for the sale of Registerable Shares without registration under the Securities Act. The purpose of the foregoing requirements are (x) to enable any such holder to comply with the current public information requirements contained in paragraph (c) of Rule 144 under the Securities Act (or any successor provision) and (y) to qualify Acquiror for the continued use of registration statements on Form S-3.

            (j) Except for an underwriting agreement between Acquiror and one or more professional underwriters of securities, Acquiror shall not agree to register any of its equity securities under the Securities Act unless the holder of such equity securities may not participate in any offering made pursuant to the Registration Statement without the consent of the Holder Representative.

•	The holders of Acquiror Common Stock issued pursuant to the Agreement will be third party beneficiaries of the registration rights provisions of the Investor Rights Agreement.